Exhibit 4.2

EUPRAXIA PHARMACEUTICALS INC.

AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

EUPRAXIA PHARMACEUTICALS INC.

AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

MANAGEMENT’S RESPONSIBILITY

The management of Eupraxia Pharmaceuticals Inc. is responsible for the preparation of the accompanying amended and restated consolidated financial statements. The amended and restated consolidated financial statements have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board and are considered by management to present fairly the financial position and operating results of the Company.

The Company maintains various systems of internal control to provide reasonable assurance that transactions are appropriately authorized and recorded, that assets are safeguarded, and that financial reports are properly maintained to provide accurate reliable financial statements.

The Company’s audit committee is comprised entirely of independent directors and is appointed by the Board of Directors annually. The audit committee meets annually with the Company’s management and independent auditor to review the consolidated financial statements and the independent auditor’s report. The audit committee has approved the amended and restated consolidated financial statements and reported its findings to the Board of Directors.

The Company’s independent auditor, KPMG LLP, have performed an audit of the amended and restated consolidated financial statements and their report follows.

“James Helliwell”	“Bruce Cousins”
Chief Executive Officer	Chief Financial Officer
November 14, 2023	November 14, 2023

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Eupraxia Pharmaceuticals Inc.

Opinion

We have audited the amended and restated consolidated financial statements of Eupraxia Pharmaceuticals Inc. (the Entity), which comprise:

●	the consolidated statements of financial position as at December 31, 2022 and December 31, 2021

●	the consolidated statements of operations and comprehensive loss for the years then ended

●	the consolidated statements of changes in shareholders’ equity (deficit) for the years then ended

●	the consolidated statements of cash flows for the years then ended

●	and notes to the consolidated financial statements, including a summary of material accounting policy information

(Hereinafter referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Entity as at December 31, 2022 and December 31, 2021, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Financial Statements” section of our auditor’s report.

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to

KPMG LLP. Document classification: Confidential.

We are independent of the Entity in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 in the financial statements, which indicates that the continued operations of the Entity are dependent on its ability to generate future cash flows or obtain additional funding. There is a risk that in the future, additional financing will not be available on a timely basis or on terms acceptable to the Entity.

As stated in Note 1 in the financial statements, these events or conditions, along with other matters as set forth in Note 1 in the financial statements, indicate that a material uncertainty exists that may cast significant doubt on the Entity’s ability to continue as a going concern.

Our opinion is not modified in respect of this matter.

Emphasis of Matter and Other Matter – Restatement

We draw attention to Note 2 in the financial statements, which describes that:

●

the financial statements for the years ended December 31, 2022 and December 31, 2021 have been restated. These financial statements were originally reported on March 23, 2023 by another auditor who expressed an unmodified opinion. Note 2 also explains the matters that give rise to the restatement.

●

the statement of financial position as at January 1, 2021 has been derived from the financial statements for the year ended December 31, 2020 (not presented herein) that have been restated. These financial statements were originally reported on March 29, 2021 by another auditor who expressed an unmodified opinion. Note 2 also explains the matters that give rise to the restatement.

As part of our audit, we audited the adjustments disclosed in Note 2 that were applied to restate the financial statements for the year ended December 31, 2020 (not presented herein) from which the statement of financial position as at January 1, 2021 was derived.

In our opinion, such adjustments are appropriate and have been properly applied. Other than with respect to these adjustments, we were not engaged to audit, review or apply any procedures to the financial statement as at January 1, 2021. Accordingly, we do not express an opinion or any other form of assurance on the December 31, 2020 financial statements taken as a whole.

Our opinion is not modified in respect of this matter.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for the year ended December 31, 2022. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

In addition to the matter described in the “Material Uncertainty related to Going Concern” section of the auditor’s report, we have determined the matter described below to be the key audit matters to be communicated in our auditor’s report.

Evaluation of the convertible debt

Description of the matter

We draw attention to Notes 2, 15 and 23 to the financial statements. On June 21, 2021, the Entity entered into a convertible debt agreement (the “Debt Agreement”) with Silicon Valley Bank and concurrently drew down, in full, the $10,000,000 principal amount under the Debt Agreement. During the current period, the Entity identified that the convertible debt should have been recorded as a debt instrument with no equity component. The Entity is required to revalue the instrument every period as the convertible debt is designated as a financial liability measured at fair value through profit or loss (“FVTPL”). Significant assumptions in determining the estimated fair value of the convertible debt instrument include discount rate and share price volatility.

Why the matter is a key audit matter

We identified the evaluation of the convertible debt as a key audit matter. This matter represented an area of significant risk of material misstatement given the complexity involved in the accounting for the convertible debt instrument. In addition, significant auditor judgment and specialized skills and knowledge were required in evaluating the results of our audit procedures due to the sensitivity of the Entity’s determination of fair value of the convertible debt instrument to changes to certain significant assumptions.

How the matter was addressed in the audit

The following are the primary procedures we performed to address this key audit matter:

●	We evaluated management’s accounting conclusions with respect to the convertible debt

●

We involved valuation professionals with specialized skills and knowledge, who assisted in developing an independent expectation for the fair value of the convertible debt instrument for comparison to management’s estimate.

Other Information

Management is responsible for the other information. Other information comprises the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated.

We obtained the information included in Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions as at the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in the auditor’s report.

We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity’s ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Entity’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

We also:

●

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

●

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●

Communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

●

Provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

●

Determine, from the matters communicated with those charged with governance, those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our auditor’s report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Chartered Professional Accountants

The engagement partner on the audit resulting in this auditor’s report is Jason Bower.

Vancouver, Canada

November 14, 2023

EUPRAXIA PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Expressed in Canadian Dollars)

	December 31, 2022 (Restated – Note 2)	December 31, 2021 (Restated – Note 2)	January 1, 2021 (Restated – Note 2)

ASSETS

Current assets
Cash and cash equivalents (Note 26)	$24,735,934	$20,892,069	$150,126
Short term investments	-	9,008,855	-
Prepaid expenses and deposits	319,509	270,986	367,523
Amounts receivable (Note 5)	121,510	429,718	620,606
Total current assets	25,176,953	30,601,628	1,138,255

Non-current assets
Prepaid expenses	3,373	31,371	-
Property and equipment (Note 6)	600,628	444,736	68,314
Right-of-use asset (Note 7)	94,847	144,332	247,023
Total assets	$25,875,801	$31,222,067	$1,453,592

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued liabilities (Note 8)	$3,966,449	$2,112,989	$3,366,683
Convertible notes payable (Note 9)	-	-	7,873,577
Special warrants (Note 10)	-	-	1,512,599
Loans payable – current portion (Note 11)	107,564	94,916	3,924,698
Lease liability – current portion (Note 12)	68,267	59,883	52,529
Payable to Auritec Pharmaceuticals Inc. (Note 13)	-	-	5,056,482
Total current liabilities	4,142,280	2,267,788	21,786,568

Non-current liabilities
Loans payable (Note 11)	84,933	180,189	-
Lease liability (Note 12)	69,484	137,751	198,665
Derivative warrant liability (Note 14)	-	-	233,916
Convertible debt (Note 15)	11,840,160	9,518,332	-
Total liabilities	16,136,857	12,104,060	22,219,149

Shareholders’ equity (deficit)
Share capital (Note 16(b))	88,622,091	77,648,671	23,797,507
Reserves (Notes 14, 16(b), 16(c) and 16(d))	21,182,383	16,560,177	6,189,888
Deficit	(98,573,852)	(74,257,005)	(50,299,061)
Equity (deficit) attributable to the owners of the Company	11,230,622	19,951,843	(20,311,666)
Non-controlling interest	(1,491,678)	(833,836)	(453,891)
Total shareholders’ equity (deficit)	9,738,944	19,118,007	(20,765,557)
Total liabilities and shareholders’ equity (deficit)	$25,875,801	$31,222,067	$1,453,592

Nature of business and going concern (Note 1)

Subsequent events (Note 27)

Approved and authorized for issue on behalf of the Board of Directors on November 14, 2023:

“John Montalbano”	“James Helliwell”
Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

EUPRAXIA PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in Canadian Dollars)

	Year ended December 31, 2022 (Restated – Note 2)	Year ended December 31, 2021 (Restated – Note 2)

Expenses

General and administrative (Note 17)	$3,787,628	$4,776,351
Research and development (Note 18)	17,203,019	9,594,591
Depreciation (Notes 6 and 7)	193,273	111,529
Share-based payments (Notes 16© and 20)	1,887,778	3,427,125

Total expenses	23,071,698	17,909,596

Other income/(expenses)
Interest income	569,319	65,728
Interest expense (Note 25)	(1,308,505)	(1,230,618)
Loss on sale of equipment (Note 6)	(8,380)	-
Foreign exchange gain	314,133	199,066
Change in fair value of financial instruments (Notes 9, 10,11, 14 and 15)	(1,469,558)	(4,236,799)
Gain (loss) on loan extinguishment (Note 11(c))	-	534,466
Inducement loss (Note 11(e))	-	(1,760,136)

	(1,902,991)	(6,428,293)

Net loss and comprehensive loss for the year	$(24,974,689)	$(24,337,889)

Loss and comprehensive loss attributable to:
Owners of the Company	$(24,316,847)	$(23,957,944)
Non-controlling interest	(657,842)	(379,945)

Net loss and comprehensive loss for the year	$(24,974,689)	$(24,337,889)

Loss per share – basic and diluted (Owners of the Company)	$(1.26)	$(1.93)
Loss per share – basic and diluted (Non-controlling interest)	$(0.03)	$(0.03)

Loss per share – basic and diluted	$(1.30)	$(1.96)
Weighted average shares outstanding – basic and diluted	19,285,447	12,405,838

The accompanying notes are an integral part of these consolidated financial statements.

EUPRAXIA PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(Expressed in Canadian Dollars)

	Number of Shares	Share Capital (Restated – Note 2)	Reserves (Restated – Note 2)	Deficit (Restated – Note 2)	Non-controlling Interest	Total (Restated – Note 2)

Balance, January 1, 2021	6,180,290	$23,797,507	$6,189,888	$(50,299,061)	$(453,891)	$(20,765,557)

Conversion of notes (Note 9)	1,261,387	10,089,835	-	-	-	10,089,835
Conversion of special warrants (Note 10)	298,798	2,390,085	-	-	-	2,390,085
Conversion of loans (Note 11(e))	1,298,664	8,168,476	-	-	-	8,168,476
Warrant reclassification (Note 14)	-	-	1,697,870	-	-	1,697,870
Initial public offering (Note 16(b)(i))	5,125,000	32,636,554	5,196,908	-	-	37,833,462
Issuance of shares for services (Note 16(b)(iv))	78,456	566,214	48,386	-	-	614,600
Share-based payments (Note 16 (c))	-	-	3,427,125	-	-	3,427,125
Net loss and comprehensive loss for the year	-	-	-	(23,957,944)	(379,945)	(24,337,889)

Balance, December 31, 2021	14,242,595	77,648,671	16,560,177	(74,257,005)	(833,836)	19,118,007
Overnight marketed public offering, net of transaction costs (Note 16(b)(vi))	7,150,550	10,503,420	2,794,428	-	-	13,297,848
Share-based payments (Note 16(c))	-	-	1,887,778	-	-	1,887,778
Redemption of warrants (Note 16(d))	200,000	470,000	(60,000)	-	-	410,000
Net loss and comprehensive loss for the year	-	-	-	(24,316,847)	(657,842)	(24,974,689)

Balance, December 31, 2022	21,593,145	$88,622,091	$21,182,383	$(98,573,852)	$(1,491,678)	$9,738,944

The accompanying notes are an integral part of these consolidated financial statements.

EUPRAXIA PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in Canadian Dollars)

	Year ended December 31, 2022 (Restated – Note 2)	Year ended December 31, 2021 (Restated – Note 2)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss and comprehensive loss	$(24,974,689)	$(24,337,889)
Items not affecting cash
Accrued interest on convertible notes (Note 9)	-	136,253
Accrued interest on loans (Note 11)	-	475,974
Accrued interest on convertible debt (Note 15)	852,270	415,204
Accrued interest on payable to Auritec Pharmaceuticals Inc. (Note 13)	-	28,515
Accrued interest on short term investments	-	(8,855)

Gain on loan extinguishment (Note 11(c))	-	(534,466)
Inducement loss (Note 11(e))	-	1,760,136
Depreciation of equipment (Note 6)	143,788	55,251
Depreciation of right-of-use asset (Note 7)	49,485	56,278
Interest – lease liability (Note 12)	27,813	35,167
Loss on sale of equipment (Note 6)	8,380	-
Share-based payments (Note 16(c))	1,887,778	3,427,125
Change in fair value of financial instruments (Notes 9, 10, 11, 14 and 15)	1,469,558	4,236,799
Unrealized foreign exchange	(313,535)	(195,136)
	(20,849,152)	(14,449,644)
Changes in non-cash working capital balances
Accounts payable and accrued liabilities	1,783,189	(633,356)
Prepaid expenses	(20,525)	65,166
Amounts receivable	310,061	190,888
Cash used in operating activities	(18,776,427)	(14,826,946)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of equipment (Note 6)	(308,370)	(431,673)
Proceeds from sale of equipment (Note 6)	310	-
Receipt of tenant improvement allowance (Notes 7 and 12)	-	45,382
Purchase (receipt) of short term investments	-	(9,000,000)
Proceeds from redemption of short-term investments	9,008,855	-
Payable to Auritec Pharmaceuticals Inc. (Note 13)	-	(5,063,528)
Cash provided by (used in) investing activities	8,700,795	(14,449,819)

CASH FLOWS FROM FINANCING ACTIVITIES
Redemption of warrants (Note 16(d))	410,000	-
Overnight marketed public offering (net of transaction costs) (Note 16(b)(vi))	13,297,848	-
Receipt of loans (Note 11)	-	2,753,299
Repayment of loans (Note 11)	(97,486)	(498,730)
Receipt of convertible debt from SVB (Note 15)	-	10,000,000
Issuance of convertible notes for cash (Note 9)	-	100,000
IPO shares issued for cash (net of transaction costs) (Note 16(b)(i))	-	37,833,462
Lease payments (Note 12)	(87,696)	(87,696)
Cash provided by financing activities	13,522,666	50,100,335

Increase in cash and cash equivalents	3,447,034	20,823,570
Foreign exchange effect on cash and cash equivalents	396,831	(81,627)
Cash and cash equivalents, beginning of year	20,892,069	150,126
Cash and cash equivalents, end of year	$24,735,934	$20,892,069

Supplemental disclosure with respect to cash flows (Note 26)

The accompanying notes are an integral part of these consolidated financial statements.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

1.	NATURE OF BUSINESS AND GOING CONCERN

Eupraxia Pharmaceuticals Inc. (the “Company”) was incorporated under the laws of the province of Alberta on May 12, 2011 under the name Plaza Capital Partners Inc. On May 11, 2012, the Company changed its name to Eupraxia Pharmaceuticals Inc. and continued from the province of Alberta to the province of British Columbia.

On October 10, 2012, Eupraxia Holdings, Inc. (“Holdings”) was incorporated under the laws of the State of Delaware, USA. On November 16, 2012, Holdings was registered as an extra-provincial corporation under the laws of the province of British Columbia, Canada. On October 10, 2012, Eupraxia Pharmaceuticals USA, LLC (“Eupraxia USA”) was incorporated under the laws of the State of Delaware. On November 16, 2012, Eupraxia USA was registered as an extra-provincial corporation under the laws of the province of British Columbia. On January 7, 2021, Eupraxia Pharma, Inc. (“Eupraxia Pharma”) was incorporated under the laws of the State of Delaware. On July 4, 2022, Eupraxia Pharmaceuticals Australia Pty Ltd. (“Eupraxia Australia”) was incorporated under the laws of the state of Victoria, Australia.

On March 9, 2021, the Company completed its initial public offering on the Toronto Stock Exchange (“TSX”) with the listing of both common shares and warrants under the symbols “EPRX” and “EPRX.WT”, respectively. The Company completed a four-for-one share consolidation of its common shares as part of the Company’s initial public offering on the TSX. All share and earnings per share information has been retroactively adjusted to reflect the share consolidation.

The Company’s principal business is the development of locally-delivered, extended-release alternatives to existing pharmaceuticals. The address of the Company’s corporate office and principal place of business is 201 –2067 Cadboro Bay Road, Victoria, British Columbia, Canada.

On March 11, 2020, the World Health Organization declared COVID-19 a pandemic. In response to the pandemic, the Company modified its business practices with a focus on the health and safety of our employees, partners, service providers, and communities. At the onset of the outbreak of COVID-19, the Company implemented appropriate measures to allow the offices to remain open and operational while allowing employees to work from home, where possible. However, several of the Company’s partners were impacted by COVID-19 (including shutdown of some of their offices), which resulted in project delays. Even after the COVID-19 pandemic has subsided, its impact on other aspects of the results of operations and financial performance remains uncertain and may only be known in future periods.

These consolidated financial statements have been prepared on a going concern basis with the assumption that the Company will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. At December 31, 2022, the Company had cash and cash equivalents of $24,735,934 and working capital of $21,034,673 and the Company has not yet generated revenue from operations. The Company incurred a net loss of $24,974,689 during the year ended December 31, 2022, and as of that date, the Company’s accumulated deficit was $98,573,852 As the Company is in the research and development stage, the recoverability of the costs incurred to date is dependent upon the ability of the Company to obtain the necessary funding to complete the research and development of its projects and upon future commercialization or proceeds from the monetization of research activities to date. The Company will periodically have to raise funds to continue operations and recently raised $22,287,125 through a non-brokered private placement of 3,183,875 common shares in August, 2023. Although it has been successful in doing so in the past, there is no assurance it will be able to do so in the future, especially with the ongoing conflicts in the Ukraine and the Middle East affecting the global capital markets in addition to the ongoing impact of COVID-19. Recent developments with Silicon Valley Bank (“SVB”) have not impacted the Company’s outlook for cash runway. The Company holds no amounts on deposit with SVB and the convertible debt (see Note 15 – Convertible Debt) which matures in June 2024 remains in good standing, is fully drawn and is not callable by SVB. The Company is active in its pursuit of additional funding through potential partnering and other strategic activities as well as grants to fund future research and development activities, and additional equity financing.

The continued operations of the Company are dependent on its ability to generate future cash flows or obtain additional funding. There is a risk that in the future, additional financing will not be available on a timely basis or on terms acceptable to the Company. These events and conditions indicate a material uncertainty which may cast significant doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

2.	BASIS OF PRESENTATION

Statement of Compliance

These consolidated financial statements have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”), effective for the Company’s reporting for the year ended December 31, 2022.

Basis of Measurement

The consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments which are measured at fair value. The consolidated financial statements are presented in Canadian dollars, which is also the Company’s functional currency.

The preparation of consolidated financial statements in compliance with IFRS requires management to make certain critical accounting estimates. It also requires management to exercise judgment in applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 4 – Significant Accounting Estimates and Judgments.

Prior period restatements

The Company has identified a number of areas where the historical financial statements for the periods ending December 31, 2022 and 2021 require adjustments associated with IAS 32, IFRS 2 or certain accruals. As a result, the financial statements for the years ended December 31, 2022 and 2021 have been restated. The statement of financial position as at January 1, 2021 has been derived from the financial statements for the year ended December 31, 2020 (not presented herein) that have also been restated.

Restatements at January 1, 2021

Adjustment 1 – Fair Value of Financial Instruments

The fair value of the convertible notes payable, special warrants and derivative warrant liability were adjusted based on modelling performed to take into consideration multiple potential outcomes.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

2.	BASIS OF PRESENTATION (continued)

Adjustment 2 – Other Adjustments

These changes related to operating costs that had not previously been accrued by the Company as of December 31, 2020. The Company has restated its financial statements as noted below:

As at January 1, 2021	As Previously Reported December 31, 2020)	Adjustment 1	Adjustment 2	As Restated (January 1, 2021)

Consolidated Statement of Financial Position:

Current Liabilities
Accounts payable and accrued liabilities	3,200,812		165,871	3,366,683

Convertible notes payable	8,592,751	(719,174)		7,873,577
Special warrants	1,715,000	(202,401)		1,512,599
Total current liabilities	22,542,272	(921,575)	165,871	21,786,568

Non-current liabilities
Derivative warrant liability	376,308	(142,392)		233,916
Total Liabilities	23,117,245	(1,063,967)	165,871	22,219,149

Shareholders’ Equity
Deficit	(51,197,157)	1,063,967	(165,871)	(50,299,061)

Equity attributable to the owners of the Company	(21,209,762)	1,063,967	(165,871)	(20,311,666)
Total shareholders’ equity (deficit)	(21,663,653)	1,063,967	(165,871)	(20,765,557)

Deficit on the consolidated statement of changes in shareholders’ equity (deficit) has been adjusted for the above changes.

Restatements for the year ended December 31, 2021

Adjustment 3 – Change in Valuation of the Silicon Valley Bank Convertible Debt

Upon further analysis of the convertible debt agreement, it was determined that the Company should have recorded the convertible debt with Silicon Valley Bank as a debt instrument with no equity component. In identifying the change in the accounting for this instrument, the Company has designated the liability as fair value through profit and loss (“ FVTPL”) and has restated the financial statements to revalue the liability each period on the statement of financial position, with the change in fair value being recorded in other income (expense).

Adjustment 4 – Share-Based Payments

The Company has revalued the stock-based compensation awards that were issued at the time of its initial public offering (“IPO”) to take into consideration the implied accounting value of the shares at the time of the IPO, using the valuation determined in Adjustment 7 below. As a result, the expense recognized in 2021 has been adjusted for the portion of these awards that vested during the period.

Adjustment 5 – Change in Fair Value of Financial Instruments

The special warrants, convertible notes, warrants and conversion liabilities were either converted to equity or reclassified to equity at the IPO date. As a result of other changes in value or accounting as described in Adjustment 1 and Adjustment 6, the accounting on the conversion of these instruments to equity was adjusted to reflect the amounts that should be recorded on the IPO date and the resulting impact on income. The classification of the impact on profit and loss was adjusted to Change in fair value of financial instruments, rather than Loss on conversion.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

2.	BASIS OF PRESENTATION (continued)

Adjustment 6 – Loan Adjustment & Extinguishment

In January 2021, the Company amended certain loans to include a conversion feature, for which no previous accounting had been recorded. The Company has adjusted the financial statements to account for this modification as an extinguishment of the old loans, and issuance of new loans, giving rise to a gain on extinguishment, additional interest and the separation of the conversion liability that arose from the modification.

Adjustment 7 – Reclassification of Share Capital to Reserves

The Company issued units, representing one common share and one half warrant, as part of the IPO and as part of a transaction with a supplier subsequent to the IPO. Previously, the Company had allocated the proceeds on the basis of the legal terms of the units, which was mirrored in the pricing of the optional warrants offered to the underwriter. The Company has subsequently adjusted the fair value allocation to ascribe a value to the warrants based on available information from the IPO pricing and the traded value of the common shares on the date of the IPO. The incremental fair value of the warrants was recorded as a reclassification from share capital to reserves.

Adjustment 8 – Conversion of Loans to Equity

On May 18, 2021, the Company amended the conversion price of certain loans issued earlier in the year to induce the existing lenders to convert their loans to shares prior to maturity. The loans were subsequently converted into 1,298,664 common shares of the Company on June 8, 2021. Originally, the difference of $324,561 between the carrying value of the liability and the fair market value was recorded in other income (expense) as a loss on conversion of loans. An adjustment has been made to calculate the inducement loss on the extinguishment of the loans in accordance with the appropriate guidance.

Adjustment 9 – Other Adjustments

This adjustment is to record a reversal of the accrued operating costs outlined in Adjustment 2 (see above for more details) as it represented an intraperiod misstatement between 2020 and 2021.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

2.	BASIS OF PRESENTATION (continued)

The Company has restated its financial statements as noted below:

		January 1, 2021
Year Ended December 31, 2021	As Previously Reported	Adjustments	Adjustment 3	Adjustment 4	Adjustment 5	Adjustment 6	Adjustment 7	Adjustment 8	Adjustment 9	As Restated

Consolidated Statement of Financial Position:

Current Liabilities

Accounts payable and accrued liabilities	2,112,989	165,871							(165,871)	2,112,989

Convertible notes payable	-	(719,174)			719,174					-

Special warrants	-	(202,401)			202,401					-
Loans Payable (net of financing costs)	94,916				284,625	(649,571)		364,946		94,916

Conversion Liability	-				(115,105)	115,105				-

Total current liabilities	2,267,788	(755,704)			1,091,095	(534,466)		364,946	(165,871)	2,267,788

Non-current liabilities

Derivative warrant liability	-	(142,392)			142,392					-

Convertible debt	9,083,403		434,929							9,518,332

Total Liabilities	11,669,131	(898,096)	434,929		1,233,487	(534,466)		364,946	(165,871)	12,104,060

Shareholders’ Equity

Share capital	80,713,131						(5,245,294)	2,180,834		77,648,671

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

2.	BASIS OF PRESENTATION (continued)

Year Ended December 31, 2021	As Previously Reported	Prior Period Adjustments	Adjustment 3	Adjustment 4	Adjustment 5	Adjustment 6	Adjustment 7	Adjustment 8	Adjustment 9	As Restated

Contributed surplus	13,860,404		(1,280,177)	(787,526)	830,617		5,245,294	(1,308,435)		16,560,177

Deficit	(74,186,763)	898,096	845,248	787,526	(2,064,104)	534,466		(1,237,345)	165,871	(74,257,005)

Equity attributable to the owners of the Company	20,386,772	898,096	(434,929)		(1,233,487)	534,466		(364,946)	165,871	19,951,843

Total shareholders’ equity (deficit)	19,552,936	898,096	(434,929)		(1,233,487)	534,466		(364,946)	165,871	19,118,007

Consolidated Statement of Operations and Comprehensive Loss:

Expenses

General and administrative	4,672,690		185,316						(81,655)	4,776,351

Research and development	9,678,807								(84,216)	9,594,591

Share-based payments	4,214,651			(787,526)						3,427,125

Total expenses	18,677,677		185,316	(787,526)					(165,871)	17,909,596

Other income/(expenses)

Interest expense	(1,296,688)		133,692		(139,570)			71,948		(1,230,618)

Foreign exchange gain (loss)	72,784							126,282		199,066
Loss on conversion of notes, special warrants and loans	(2,260,477)				1,935,916			324,561		-
Gain (Loss) on Loan
Extinguishment						534,466				534,466

Inducement Loss								(1,760,136)		(1,760,136)
Change in fair value of financials instruments	(1,273,221)		896,872		(3,860,450)					(4,236,799)

Total loss and comprehensive loss	(23,369,551)		845,248	787,526	(2,064,104)	534,466		(1,237,345)	165,871	(24,337,889)

Loss and comprehensive loss attributable to:

Owners of the Company	(22,989,606)		845,248	787,526	(2,064,104)	534,466		(1,237,344)	165,871	(23,957,944)

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

2.	BASIS OF PRESENTATION (continued)

Year Ended December 31, 2021	As Previously Reported	Adjustment 3	Adjustment 4	Adjustment 5	Adjustment 6	Adjustment 7	Adjustment 8	Adjustment 9	As Restated

Loss per share - basic and diluted (Owners of the Company)	(1.85)	0.07	0.06	(0.17)	0.04		(0.10)	0.01	(1.93)
Loss per share - basic and diluted (Total)	(1.88)	0.07	0.06	(0.17)	0.04		(0.10)	0.01	(1.96)

Consolidated Statement of Cash Flows:

Cash used in Operating Activities	(14,641,630)	(185,316)							(14,826,946)

Cash from Financing Activities	49,915,019	185,316							50,100,335

Consolidated Statement of Changes in Shareholders’ Equity (Deficit):

	Amount	Reserves	Deficit	Total

January 1, 2021 (as previously reported)	23,797,507	6,189,888	(51,197,157)	(21,663,653)
Adjustments 1-2			898,096	898,096
January 1, 2021 (as restated)	23,797,507	6,189,888	(50,299,061)	(20,765,557)
Conversion of loans	5,987,642			5,987,642
Adjustment 5		1,308,435		1,308,435
Adjustment 8	8,168,476	(1,308,435)		6,860,041
Adjustment 8	(5,987,642)			(5,987,642)
Warrant reclassification		2,175,688		2,175,688
Adjustment 5		(477,818)		(477,818)
Equity component of convertible debt		1,280,177		1,280,177
Adjustment 3		(1,280,177)		(1,280,177)
Initial public offering	37,833,462			37,833,462
Adjustment 7	(5,196,908)	5,196,908		-
Issuance of shares for services	614,600			614,600
Adjustment 4	(48,386)	48,386		-
Share-based payments		4,214,651		4,214,651
Adjustment 4		(787,526)		(787,526)
Net and comprehensive loss			(22,989,606)	(23,369,551)
Adjustments 3-5, 8 and 9			(968,338)	(968,338)
December 31, 2021 (as restated)	77,648,671	16,560,177	(74,257,005)	19,118,008

Restatements for the year ended December 31, 2022

Adjustment 10 – Change in Valuation of the Silicon Valley Bank Convertible Debt

See Adjustment 3 for explanation of the change in accounting for the Convertible Debt. This adjustment reflects the impact of this change on the 2022 consolidated financial statements.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

2.	BASIS OF PRESENTATION (continued)

Adjustment 11 – Reclassification of Share Capital to Reserves

Previously, the Company had allocated the proceeds of the April 2022 financing based on the legal terms of the units, which was mirrored in the pricing of the optional warrants offered to the underwriter. The Company has subsequently adjusted the fair value allocation to ascribe a value to the warrants based on available information from the IPO pricing and the traded value of the common shares on the date of the IPO. The incremental fair value of the warrants was recorded as a reclassification from share capital to reserves.

Adjustment 12 – Share-Based Payments

See Adjustment 4 for explanation for the change in share-based payments. This adjustment reflects the impact of this change on the 2022 consolidated financial statements.

The Company has restated its financial statements as noted below:

		Cumulative Impact of Prior Period
Year Ended December 31, 2022	As Previously Reported	Adjustments	Adjustment 10	Adjustment 11	Adjustment 12	As Restated

Consolidated Statement of Financial Position:

Non-current liabilities

Convertible debt	10,215,529	434,929	1,189,702			11,840,160

Total Liabilities	14,512,226	434,929	1,189,702			16,136,857

Shareholders’ Equity

Share capital	92,337,011	(3,064,460)		(650,460)		88,622,091

Contributed surplus	17,964,378	2,699,773		650,460	(132,228)	21,182,383

Deficit	(97,446,136)	(70,242)	(1,189,702)		132,228	(98,573,852)

Equity attributable to the owners of the Company	12,855,253	(434,929)	(1,189,702)		-	11,230,622

Total shareholders’ equity (deficit)	11,363,575	(434,929)	(1,189,702)		-	9,738,944

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

2.	BASIS OF PRESENTATION (continued)

Year Ended December 31, 2022	As Previously Reported	Adjustment 10	Adjustment 12	As Reported

Consolidated Statement of Operations and Comprehensive Loss:

Expenses

Share-based payments	2,020,006		(132,228)	1,887,778

Total expenses	23,203,926	-	(132,228)	23,071,698

Other income/(expenses)

Interest expense	(1,588,361)	279,856		(1,308,505)
Change in fair value of financials instruments	-	(1,469,558)		(1,469,558)

Total loss and comprehensive loss	(23,917,215)	(1,189,702)	132,228	(24,974,689)

Loss and comprehensive loss attributable to:

Owners of the Company	(23,259,373)	(1,189,702)	132,228	(24,316,847)

Total loss and comprehensive loss	(23,917,215)	(1,189,702)	132,228	(24,974,689)

Loss per share - basic and diluted (Owners of the Company)	(1.21)	(0.06)	0.01	(1.26)
Loss per share - basic and diluted (Total)	(1.24)	(0.06)	0.01	(1.30)

Consolidated Statement of Changes in Shareholders’ Equity (Deficit):

	Amount	Reserves	Deficit	Total

Balance, December 31, 2021 (As Previously Reported)	80,713,131	13,860,404	(74,186,763)	19,552,936

Adjustment 1-5,7-9, 11-12	(3,064,460)	2,699,773	(70,242)	(434,928)

Balance, December 31, 2021 (As Restated)	77,648,671	16,560,177	(74,257,005)	19,118,007

Overnight marketed public offering, net of transaction costs	11,153,880	2,143,968		13,297,848

Adjustment 11	(650,460)	650,460		-

Share-based payments		2,020,006		2,020,006

Adjustment 12		(132,228)		(132,228)

Net and comprehensive loss			(23,259,373)	(23,917,215)

Adjustment 10 and 12			(1,057,474)	(1,057,473)

Balance, December 2022 (As Restated)	88,622,091	21,182,383	(98,573,852)	9,738,944

There were no changes to the consolidated statements of cash flows as a result of the adjustments that were made during the year ended December 31, 2022.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation

These consolidated financial statements include the accounts of the Company and the accounts of its subsidiaries. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Control exists when an entity is exposed to or has rights to variable returns from its involvement with the entity and has the ability to affect these returns through its power over the entity. All significant intercompany transactions and balances have been eliminated.

Non-controlling interest in the net assets of consolidated subsidiaries are identified separately from the Company’s equity. Non-controlling interest consists of the non-controlling interest as at the date of the original transaction plus the non-controlling interest’s share of changes in equity since that date.

Company Entity	Date of Incorporation	Jurisdiction of Incorporation	Effective Interest (Note 16(e))

Eupraxia Holdings, Inc.	October 10, 2012	Delaware, USA	95%
Eupraxia Pharmaceuticals USA, LLC	October 10, 2012	Delaware, USA	95%
AMDM Holdings Inc.(2)	April 6, 2016	Washington, USA	95%
Eupraxia Pharma, Inc.	January 7, 2021	Delaware, USA	95%
Eupraxia Pharmaceuticals Australia Pty Ltd.	July 4, 2022	Victoria, Australia	100%(1)

(1)	Wholly-owned subsidiary of Eupraxia Pharmaceuticals Inc.
(2)	Date of Control occurred on January 31, 2021 (see Note 16(e)).

Earnings (Loss) per Share

The Company applies the “Treasury Stock Method” to calculate loss per common share. Under this method, the basic earnings (loss) per share is calculated based on the weighted average aggregate number of common shares outstanding during each period. The diluted earnings (loss) per share assumes that the outstanding stock options and share purchase warrants had been exercised at the beginning of the period, or date of issuance if issued during the period, and proceeds from dilutive instruments are used to purchase common shares at the average market price during the period. Since the Company was in a loss position for the years ended December 31, 2022 and 2021, the assumed conversion of outstanding common share warrants and options has an anti-dilutive impact, therefore the diluted loss per share is equal to basic loss per share.

Equipment

Equipment is recorded at historical cost less accumulated depreciation and accumulated impairment losses. Depreciation is provided over the estimated useful lives of the assets as follows:

Computer equipment	45% declining balance
Office equipment	20% declining balance
Leasehold improvements	straight-line over the term of the lease
Lab equipment	20% declining balance

The useful lives and depreciation methods applied to each category of equipment are assessed on an annual basis by management and adjusted where necessary to reflect the recoverability of equipment.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and Development Expenditures

The Company expenses all research costs as they are incurred. Development costs are also expensed unless they meet all of the specific capitalization criteria established in IAS 38, Intangible Assets. Capitalized development costs are stated at cost, net of investment tax credits and government assistance, and net of accumulated amortization and accumulated impairment losses, if any.

Investment Tax Credits

Investment tax credits (“ITCs”) arising from research and development activities are deducted from the related costs and are included in profit or loss when there is reasonable assurance that the credits will be realized. ITCs arising from the acquisition or development of equipment and capitalized development costs are deducted from the cost of those assets with amortization calculated on the net amount.

Government Grants

Government grants related to research and development activities are recognized in profit or loss as a deduction from the related expenditure when there is reasonable assurance that the grant will be received. Grants that compensate the Company for the cost of an asset are recognized in profit or loss on a systematic basis over the useful life of the asset.

Government Assistance

Government contributions are recognized and deducted from the related costs when there is reasonable assurance that the contribution will be received, and all attached conditions have been complied with by the Company. Government contributions arising from the acquisition or development of equipment and capitalized development costs are deducted from the cost of those assets with amortization calculated on the net amount.

Income Taxes

Current income tax is the expected tax payable or recoverable on the taxable profit or loss for the year using tax rates enacted or substantively enacted at the reporting date and any adjustment to tax payable from previous years.

Deferred tax is recorded using the liability method, providing for temporary differences, between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Temporary differences are not provided for if they relate to goodwill not deductible for tax purposes, the initial recognition of assets or liabilities that affect neither accounting nor taxable loss, or differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the reporting date. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Share-based Payments

Where equity-settled options are awarded to employees, officers or directors, the fair value of the options at the date of grant, as measured using the Black-Scholes option pricing model, is charged to profit or loss over the vesting period. Performance vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Non-vesting conditions and market vesting conditions are factored into the fair value of the options granted. As long as all other vesting conditions are satisfied, a charge is made irrespective of whether these vesting conditions are satisfied. The cumulative expense is not adjusted for failure to achieve a market vesting condition or where a non-vesting condition is not satisfied.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Share-based Payments (continued)

Where the terms and conditions of options are modified, the increase in the fair value of the options, measured immediately before and after the modification, is also charged to profit or loss over the remaining vesting period, if applicable.

Where equity instruments are granted to non-employees, they are recorded at the fair value of the goods or services received in profit or loss, unless they are related to the issuance of shares or assets. Amounts related to the issuance of shares are recorded as a reduction of share capital, amounts related to assets are capitalized.

When the value of goods or services received in exchange for the share-based payment cannot be reliably estimated, the fair value is measured using the Black-Scholes option pricing model. The expected life used in the model is adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioral considerations.

All equity-settled share-based payments are reflected in reserves, until exercised. Upon exercise, shares are issued from treasury and the amount reflected in reserves is credited to share capital, in addition to any consideration paid.

Where a grant of options is cancelled or settled during the vesting period, excluding forfeitures when vesting conditions are not satisfied, the Company immediately accounts for the cancellation as an acceleration of vesting and recognizes the amount that otherwise would have been recognized for services received over the remainder of the vesting period. Any payment made to the employee on the cancellation is accounted for as the repurchase of an equity interest except to the extent the payment exceeds the fair value of the equity instrument granted, measured at the repurchase date. Any such excess is recognized in profit or loss.

Share Capital and Warrants

The Company records proceeds from share issuances net of issue costs and any related tax effects. Common shares issued for consideration other than cash are valued based on their market value at the date the agreement to issue shares was concluded. When units are issued during a private placement, which include both common shares and share purchase warrants, the warrants are valued by comparing the total unit price to the fair value of the shares on the day of the announcement of the private placement. Any premium above the fair value of the shares issued is allocated to the warrants and credited to reserves.

Classification as debt or equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recognised at the proceeds received, net of direct issue costs.

Deferred Financing Costs

Financing costs related to the Company’s initial public offering (Note 16(b)(i)) were recorded as deferred financing costs. These costs were deferred until the financing was completed, at which time the costs were allocated between the proceeds received and profit or loss.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Translation

The functional currency for each of the Company and the Company’s subsidiaries is the currency of the primary economic environment in which each entity operates. Determination of functional currency may involve certain judgments to determine the primary economic environment. The Company reconsiders the functional currency of its entities if there is a change in events and conditions which determine the primary economic environment. The functional currency of Eupraxia Pharmaceuticals Inc., the parent entity, is the Canadian dollar, which is also the presentation currency of the consolidated financial statements. The functional currency of each of the Company’s subsidiaries is also the Canadian dollar.

Transactions in foreign currencies are translated to the functional currency of the entity at the exchange rate at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated at the period end date exchange rates.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are re-translated to the functional currency at the exchange rate at the date that the fair value was determined. Foreign currency differences arising on re-translation are recognized in profit or loss.

Impairment of Long-Lived Assets

At the end of each reporting period, the Company’s long-lived assets which include equipment, are reviewed to determine whether there is any indication that those assets may be impaired. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less cost of disposal and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an orderly transaction between market participants. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, bank deposits, and highly liquid investments with a maturity date of less than 90 days when acquired that are readily convertible to known amounts of cash and subject to insignificant risk of changes in value.

Short Term Investments

Short term investments include highly liquid investments with a maturity date greater than 90 days when acquired and cannot be redeemed prior to maturity without incurring a penalty.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial Instruments

a)	Recognition and derecognition

The Company recognizes a financial asset or financial liability on the consolidated statement of financial position when it becomes party to the contractual provisions of the financial instrument. Financial assets are initially measured at fair value, and are derecognized either when the Company has transferred substantially all the risks and rewards of ownership of the financial asset, or when cash flows expire. A write-off of a financial asset (or a portion thereof) constitutes a derecognition event. Write-off occurs when the Company has no reasonable expectation of recovering the contractual cash flows of a financial asset.

Financial liabilities are initially measured at fair value and are derecognized when the obligation specified in the contract is discharged, cancelled or expired. The Company also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

b)	Classification and measurement

The Company determines the classification of its financial instruments at initial recognition. Financial instruments are classified according to the following measurement categories:

i)	those to be measured subsequently at fair value, either through profit or loss (“FVTPL”) or through other comprehensive income (“FVTOCI”); and
ii)	those to be measured subsequently at amortized cost.

The classification and measurement of financial assets after initial recognition at fair value depends on the business model for managing the financial asset and the contractual terms of the cash flows. Financial assets that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding, are measured at amortized cost at each subsequent reporting period using the effective interest rate method. The “effective interest rate” is the rate that discounts estimated future cash flows over the expected life of the financial instrument, or where appropriate, a shorter period. All other financial assets are measured at their fair values at each subsequent reporting period, with any changes recorded through profit or loss or through other comprehensive income (which designation is made as an irrevocable election at the time of recognition).

After initial recognition at fair value, financial liabilities are classified and measured at either:

i)	Amortized cost; or
ii)	FVTPL, if the Company has made an irrevocable election at the time of recognition, or when required (for items such as derivatives)

Financial liabilities classified as FVTPL are measured at fair value, with any changes in fair value on re-measurement recognized in profit or loss.

The Company reclassifies financial assets when and only when its business model for managing those assets changes. Financial liabilities are not reclassified.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Transaction costs that are directly attributable to the acquisition or issuance of a financial asset or financial liability classified as subsequently measured at amortized cost or FVTOCI are included in the fair value of the instrument on initial recognition. Transaction costs for financial assets and financial liabilities classified at FVTPL are expensed in profit or loss.

The Company has classified its financial assets and liabilities as follows:

Financial assets/liabilities	Classification
Cash and cash equivalents	Amortized cost
Short term investments	Amortized cost
Accounts payable and accrued liabilities	Amortized cost
Payable to Auritec Pharmaceuticals Inc.	Amortized cost
Convertible debt	FVTPL
Convertible notes payable	FVTPL
Special warrants	FVTPL
Loans payable	Amortized cost
Derivative warrant liability	FVTPL

c)	Impairment

The Company assesses all information available, including on a forward-looking basis the expected credit losses associated with any financial assets carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk. To assess whether there is a significant increase in credit risk, the Company compares the risk of a default occurring on the asset as at the reporting date with the risk of default as at the date of initial recognition based on all information available, and reasonable and supportable forward-looking information.

Leases

Right-of-use assets

The Company recognizes right-of-use assets at the commencement date of the lease. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets is equal to the lease liabilities recognized. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term.

The Company’s right-of-use assets are depreciated as follows:

Property	1.25 to 5 years

Right-of-use assets are subject to impairment assessment consistent with other long-lived assets.

Lease Liabilities

The Company recognizes lease liabilities at the commencement date of the lease measured at the present value of lease payments to be made over the term of the lease. The lease payments are fixed. Other variable lease payments that do not depend on an index or rate are recognized as rent expense in the period the expense is incurred. In calculating the present value of lease payments, the Company uses its incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Upcoming Accounting Standards and Interpretations

The Company has not yet adopted certain new standards, amendments and interpretations to existing standards, which have been published but are only effective for accounting periods beginning on or after January 1, 2023 or later periods. The new and amended standards are not expected to have a material impact on the Company’s consolidated financial statements.

4.	SIGNIFICANT ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of the consolidated financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of expenses during the reporting year, which, by their nature, are uncertain. Actual outcomes could differ from these estimates. The impacts of such estimates are pervasive throughout the consolidated financial statements, and may require accounting adjustments based on future events. Revisions to accounting estimates are recognized in the year in which the estimate is revised and future periods if the revision affects both current and future years. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Critical accounting estimates

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the end of the reporting period, that could result in a material adjustment to the carrying amounts of assets and liabilities in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:

i)

Share-based payments are measured at fair value, using the Black-Scholes option pricing model, at the grant date and expensed over the vesting period. In determining the fair value, the Company makes estimates of the expected volatility of the shares, the expected life of the share-based instrument, and an estimated risk-free interest rate; and

ii)

Financial liabilities carried at FVTPL are measured at fair value, including the bifurcation components when required, at the recognition or modification date of the instrument. In determining the fair value, the Company makes estimates of expected volatility of the shares and the expected discount on a similar debt instrument, or the market interest rates of non-convertible debentures. When the settlement alternatives for such instruments is contingent on future events, the Company also makes estimates of the probability and timing for such events.

Critical accounting judgments

Critical accounting judgments are accounting policies that have been identified as being complex or involving subjective judgments or assessments. The Company’s management made the following critical accounting judgments:

i)

The determination of whether the Company is in the “research” or “development” stage of operations. During the research stage of operations, all expenditures associated with the advancement of the technology are expensed in the period they are incurred;

ii)	The determination of the functional currency of the Company and its subsidiaries; and
iii)	Assessment of the appropriateness of the going concern assertion and events and conditions that indicate a material uncertainty that may cast significant doubt thereon.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

5.	AMOUNTS RECEIVABLE

	December 31, 2022	December 31, 2021	January 1, 2021

Government grants (Note 19)	$ 18,816	$ 102,952	$ 179,750
Scientific research and development ITCs (Note 18)	-	298,564	379,000
GST/HST recoverable	52,358	28,202	22,415
Rent receivable	-	-	33,590
Other refundable tax credits (1)	50,336	-	5,851

Total	$ 121,510	$ 429,718	$ 620,606

(1)	Other refundable tax credits at December 31, 2022 are due to tax incentives for R&D costs incurred by Eupraxia Australia (Note 18 – Research and Development Expenses).

6.	PROPERTY AND EQUIPMENT

	Computers	Office	Leasehold Improvements	Lab	Total

Cost

As at January 1, 2021	$90,719	$84,517	$106,464	$45,943	$327,643
Additions	38,284	8,371	63,844	321,174	431,673

As at December 31, 2021	129,003	92,888	170,308	367,117	759,316
Additions	26,761	7,345	-	274,264	308,370
Dispositions	(60,173)	(10,302)	-	-	(70,475)

As at December 31, 2022	$95,591	$89,931	$170,308	$641,381	$997,211

Accumulated Depreciation

As at January 1, 2021	$77,265	$52,630	$106,464	$22,970	$259,329
Depreciation	12,989	6,913	9,343	26,006	55,251

As at December 31, 2021	90,254	59,543	115,807	48,976	314,580
Depreciation	22,355	6,832	18,686	95,915	143,788
Dispositions	(55,039)	(6,746)	-	-	(61,785)

As at December 31, 2022	$57,570	$59,629	$134,493	$144,891	$396,583

Carrying Amount

As at January 1, 2021	$13,454	$31,887	$-	$22,973	$68,314

As at December 31, 2021	$38,749	$33,345	$54,501	$318,141	$444,736

As at December 31, 2022	$38,021	$30,302	$35,815	$496,490	$600,628

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

7.	RIGHT-OF-USE ASSET

The following table presents details of movement in the carrying value of the right-of-use asset:

	December 31, 2022	December 31, 2021	January 1, 2021

Beginning Balance	$ 144,332	$ 247,023	$ 321,315
Less: Tenant improvement allowance received	-	(46,413)	-
Depreciation	(49,485)	(56,278)	(74,292)

Ending Balance	$ 94,847	$ 144,332	$ 247,023

8.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31, 2022	December 31, 2021	January 1, 2021 (Restated – Note 2)

Research and development	$ 2,894,806	$ 1,046,037	$ 624,747
General and administrative	354,762	318,424	1,528,632
Wages and payroll remittances	21,666	5,011	240,880
Bonus(1)	695,215	743,517	-
Deferred salaries(2)	-	-	972,424

Total	$ 3,966,449	$ 2,112,989	$ 3,366,683

(1)	Bonus relates to corporate bonuses for the years ended December 31, 2021 and 2022 which were paid out to employees in 2022 and 2023, respectively.
(2)

The Company entered into a salary deferral agreement with various employees. Contingent upon the Company closing an institutional financing of at least USD25 million, the Company was to pay the employees a bonus of 20% of the deferred salary as of that date. Upon completion of the initial public offering on the TSX the Company paid the deferred salaries and associated bonus.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

9.	CONVERTIBLE NOTES PAYABLE

On May 25, 2018, the Company approved the issuance of unsecured convertible notes (the “Notes”) with up to an aggregate principal amount of $3,000,000. The aggregate principal amount was subsequently increased to $8,000,000 on April 1, 2019. The Notes, which carried an annual interest rate of 10%, originally matured on June 30, 2020 and were subsequently extended to December 31, 2020.

In the event of a Qualified Financing of greater than USD15,000,000, the principal and any accrued interest would automatically convert into the same class of securities issued in the Qualified Financing at a 10% discount to the price paid per share.

On April 30, 2020, the Company approved the issue of unsecured convertible notes (the “2020 Notes”) up to an aggregate principal amount of $2,000,000. The terms of the 2020 Notes were identical to the Notes outlined above with the exception that they automatically converted at a 30% discount in the event of a Qualified Financing.

The settlement of the convertible notes required a variable number of shares; therefore, the Notes and 2020 Notes were treated as financial liabilities, even though they would be settled through the delivery of common shares in the event of a Qualified Financing.

On March 9, 2021, the principal and accrued interest on the Notes and 2020 Notes of $8,829,004 were converted at a 10% and 30% discount, respectively, into 1,261,387 common shares as a result of the Company’s initial public offering which constituted a Qualified Financing. Prior to the conversion, the convertible notes, which were carried at FVTPL, were remeasured to $10,089,835, resulting in a $1,980,005 charge which was in other income (expense) as a change in the fair value of financial instruments. Accrued interest included in profit or loss during the year ended December 31, 2022 was $nil (2021 - $136,253).

As at December 31, 2022, December 31, 2021 and January 1, 2021, the following convertible notes were outstanding:

	December 31, 2022	December 31, 2021 (Restated – Note 2)	January 1, 2021 (Restated – Note 2)

Convertible notes(1) issued June 19, 2018	$-	$ 2,150,000	$2,150,000
Convertible notes(1) issued November 13, 2018	-	975,000	975,000
Convertible notes(1) issued December 20, 2018	-	350,000	350,000
Convertible notes(1) issued April 1, 2019	-	1,500,000	1,500,000
Convertible notes(1) issued April 30, 2019	-	700,000	700,000
Convertible notes(1) issued May 23, 2019	-	815,000	815,000
Convertible notes(2) issued June 1, 2020	-	500,000	500,000
Convertible notes(2) issued July 22, 2020	-	121,000	121,000
Convertible notes(2) issued November 27, 2020	-	110,000	110,000
Convertible notes(2) issued January 5, 2021	-	100,000	-
Accrued interest	-	1,508,004	1,371,751
Change in fair value	-	1,260,831	(719,174)
Conversion into common shares on March 9, 2021	-	(10,089,835)	-

Total	$-	$ -	$7,873,577

(1)	Converted at a 10% discount as a result of the qualified financing
(2)	Converted at a 30% discount as a result of the qualified financing

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

10.	SPECIAL WARRANTS

On June 23, 2018, the Company approved the issue of up to 1,000,000 Special Warrants with a subscription price of $2.00 per warrant for aggregate proceeds of $2,000,000.

The Special Warrants originally had an expiry date of June 30, 2020 which was subsequently extended to December 31, 2021.

Under the terms of the Special Warrants, if the Company had not completed a Qualifying Financing before December 31, 2021 (the “Final Conversion Date”) then the Special Warrants would be deemed to be exercised for such number of common shares of the Company determined in accordance with the following formula:

[SW*2 + (0.1 x SW*2)(D/365)] x[1/4]

Where:
SW =	Number of Special Warrants.
D =	the number of days between the date the Special Warrants were issued and the date of the Final Conversion Date.

If the Company completed a Qualified Financing before the Final Conversion Date, then the Special Warrants would be deemed to be exercised, by the Holder on the date of the completion of the Qualified Financing into the class of shares issued and sold in the Qualified Financing and the number of shares issued and sold in the Qualified Financing in accordance with the following formula:

(SW x $2.00) / (PP x 0.9) + 0.1 x [(SW x $2.00) / (PP x 0.9)] (D / 365)

Where:
SW =	Number of Special Warrants.
D =	the number of days between the date the Special Warrants were issued and the date of the Qualified Financing.
PP =	the per share purchase price of the equity securities issued and sold in the Qualified Financing.

As the settlement of the Special Warrants required a variable number of shares, the contract was treated as a financial liability even though it involved settlement by the delivery of common shares.

On March 9, 2021, the Special Warrants were converted into common shares as a result of the Company’s initial public offering which constituted a Qualified Financing. Immediately prior to the conversion into 298,798 common shares according to the terms above, the liability associated with the Special Warrants was remeasured to fair market value of $2,390,085, which was reflected in the Company’s share capital balance. The difference of $877,486 between the carrying value of the liability at January 1, 2021 and the fair market value at March 9, 2021 was recorded in other income (expense) as a change in fair value of financial instruments.

As at December 31, 2022, December 31, 2021 and January 1, 2021, the following special warrants were outstanding:

	December 31, 2022	December 31, 2021	January 1, 2021 (Restated – Note 2)

Special warrants issued July 18, 2018 (590,000)	$-	$1,180,000	$1,180,000
Special warrants issued November 13, 2018 (267,500)	-	535,000	535,000
Change in fair value	-	675,085	(202,401)
Conversion into common shares on March 9, 2021	-	(2,390,085)	-

Total	$-	$-	$1,512,599

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

11.	LOANS PAYABLE

(a)

On January 4, 2021 and January 8, 2021, the Company borrowed an aggregate of USD1,700,000 ($2,355,795) from certain shareholders and a director of the Company. The loans were unsecured, incurred interest at a rate of 10% per annum and matured on December 31, 2021. Under the terms of the loans and following completion of an equity financing exceeding USD15,000,000, each lender had the right to convert the principal and accrued interest under their respective loan into common shares at a 30% discount to the per share purchase price of the common shares issued and sold in the equity financing. As consideration for providing such loans, the lenders were issued an aggregate of 270,957 common share purchase warrants, with each warrant exercisable for one common share for a period of three years from the date of issuance at an exercise price of $4.00 per share provided that upon completion of an equity financing, the exercise price of such warrants will be adjusted to equal a 30% discount to the equity financing price. Upon completion of the Company’s initial public offering, the exercise price of these warrants was adjusted to $5.5993.

(b)

On January 4, 2021, the Company borrowed USD250,000 ($317,056) from a director of the Company. The loan was unsecured, incurred interest at a rate of 15% per annum and matured on December 31, 2021. The Company intended to repay the loan using the proceeds of the Scientific Research and Experimental Development Tax Incentive Program (SR&ED) tax credits and/or refunds received by the Company relating to the 2020 calendar year. As consideration for providing the loan, the lender was issued a total of 39,846 common share purchase warrants, with each warrant exercisable for one Common Share for a period of three years at an exercise price of $4.00 per share, provided that upon completion of an equity financing, the exercise price of such warrants will be adjusted to equal a 10% discount to the equity financing price. Upon completion of the Company’s initial public offering, the exercise price of these warrants was adjusted to $7.1991. On June 2, 2021, upon receipt of the Company’s 2020 SR&ED refund, principal and interest owing on the loan totaling USD265,000 was repaid to the director of the Company.

(c)

The Company had a number of loans with a total principal of $3,350,000 and accrued interest of $586,776 that matured on December 31, 2020 that were unpaid. On January 20, 2021, the Company entered into an amending agreement with each of the lenders to which the maturity date under each loan agreement was extended to December 31, 2021. Each lender was also granted the right to convert the principal amount under the loan into common shares at a 10% discount to the per share price of the common shares issued and sold in a qualified financing. At the date of the IPO, the conversion price became set at $7.1991 per common share. If the lender elected to convert the principal, the amended agreement also provided that the remaining accrued but unpaid interest would, at the election of the Company, either be paid to the applicable lender in cash out of the Company’s working capital or converted into common shares.

The addition of the conversion feature to the outstanding loans payable resulted in the Company treating the amendment as an extinguishment for accounting purposes and the new loans and conversion feature were accounted for at fair value, resulting in a gain of $534,466.

(d)

On initial issuance, the conversion features described in (a) and (c) were treated as liabilities under FVTPL as the conversion price was variable. At the date of the IPO, the conversion price became known. At that date, the fair value of the conversion options was remeasured to $1,308,435 resulting in an expense of $1,093,782 which was recorded in change in fair value of financial instruments in profit or loss, and the fair value of the conversion options were reclassified to equity.

(e)

On May 18, 2021, the Company offered all existing lenders described in (a) and (c) the opportunity to convert their outstanding principal and accrued interest into common shares at a conversion price equal to $4.6106 per common share. Principal and interest totaling $5,987,642 was subsequently converted into 1,298,664 common shares of the Company on June 8, 2021. The carrying value of the liability and equity conversion option on this day were $5,226,188 and $1,308,435, respectively. There was a foreign exchange gain of $126,283 that was recognized which related to the revaluation of non-Canadian dollar denominated loans. The net amount of $6,408,340 was transferred to share capital upon conversion. The difference of $1,760,136 between the fair value of shares that would have been issued under the embedded conversion and the fair value of the shares that were issued at the amended price was treated as an inducement loss and recognized as a share premium at the conversion date. For one lender, the accrued interest of $180,197 was paid to the lender, rather than being converted to common shares.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

11.	LOANS PAYABLE (continued)

(f)

On September 10, 2021, the Company entered into a Master Loan and Security Agreement (“Loan Agreement”) whereby the Company borrowed USD235,000 ($297,267) to purchase production and test equipment (see Note 6 – Equipment).

The Loan Agreement has a term of 36 months commencing September 13, 2021. The Loan Agreement accrues interest at 5.84% per annum with monthly payments (principal and interest) being made on the 1st of each month, beginning October 1, 2021. As part of the agreement, the Company granted the lender first priority interest on the equipment it purchased.

Below is a breakdown of loan balance as at December 31, 2022, December 31, 2021 and January 1, 2021:

	December 31, 2022	December 31, 2021 (Restated – Note 2)	January 1, 2021

Balance, beginning	$275,105	$3,924,698	$4,249,105
Receipt of cash loans	-	2,653,062	-
Transaction costs	-	(526,161)	-
Loan repayment	(97,486)	(521,386)	(1,029,584)
Interest accrued	-	274,376	328,673
Financing cost accreted	-	201,600	376,504
Derecognition of loans on deemed extinguishment	-	(3,954,348)	-
Recognition of replacement loans at fair value on extinguishment	-	3,304,777	-
Conversion to common shares	-	(5,226,188)	-
FV of warrant component on initial recognition	-	244,603	-
Conversion liability	-	(99,549)	-
Foreign exchange adjustment	14,878	(379)	-

Balance, ending	$192,497	$275,105	$3,924,698

Current portion	$107,564	$94,916	$3,924,698
Non-current portion	$84,933	$180,189	$-

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

12.	LEASE LIABILITY

The Company entered into a lease agreement for its Victoria, BC facility (of approximately 4,900 square feet of office space) which expires on November 30, 2024.

	December 31, 2022	December 31, 2021	January 1, 2021

Opening balance	$ 197,634	$251,194	$309,241
Interest expense	27,813	35,167	42,648
Tenant improvement allowance (net of $45,382 cash received)	-	(1,031)	-
Payments	(87,696)	(87,696)	(100,695)
Ending balance	$137,751	$197,634	$251,194

Current portion	$68,267	$59,883	$52,529
Non-current portion	$69,484	$137,751	$198,665

The incremental borrowing rate on lease liabilities is 14%. Variable lease payments comprised of operating, maintenance and property tax fees totaling $87,333 for the year ended December 31, 2022 are included in general and administrative expenses (2021 – $79,050).

During the year ended December 31, 2022, the Company subleased a portion of its office space with amounts totaling $31,795 for the year ended December 31, 2022 (2021 - $24,572) being recorded as a reduction to general and administrative expenses.

The Company’s lease payments for office space over the remaining term of the lease are as follows:

	2023	2024
Office	$87,696	$80,388

The following is a reconciliation of undiscounted lease commitments and lease liabilities at December 31, 2022:

Total undiscounted lease commitments	$168,084

Balance remaining of tenant allowance to be repaid	(1,031)

Discount using incremental borrowing rate	(29,302)

Total lease liabilities at December 31, 2022	$137,751

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

13.	AURITEC LICENSE AGREEMENT

Eupraxia USA entered into an amended and restated license agreement with Auritec Pharmaceuticals Inc. (“Auritec”) on October 9, 2018 (as further amended, the “Amended and Restated License Agreement”). Under the terms of the Amended and Restated License Agreement, Auritec has granted Eupraxia USA an exclusive license (including the right to sublicense to its affiliates and third parties) under the licensed patents held by Auritec and for all the technical information and know-how relating to the technology claimed in the licensed patents held by Auritec with respect to the use of Auritec’s “Plexis Platform” for the delivery of fluticasone in all medical fields (except for otolaryngology and the prevention, treatment and control of all diseases, disorders and conditions of the eye and its adnexa (collectively, the “Excluded Fields”)), to develop, make, have made, manufacture, use, commercialize, sell, sub-license, offer for sale, import, and have imported products for the delivery of fluticasone drug products using the Plexis Platform in all medical fields except the Excluded Fields (“Licensed Products”).

Pursuant to the terms of the Amended and Restated License Agreement, Eupraxia USA has paid USD5,000,000 to Auritec (the “Upfront Fee”). In addition, Eupraxia USA has agreed to pay Auritec up to USD30,000,000 upon achievement of certain regulatory and commercial milestones related to products licensed under the Amended and Restated License Agreement (“Licensed Products”) as well as a royalty of 4% of net sales of Licensed Products by Eupraxia USA or its affiliates, subject to certain reductions. Eupraxia USA also agreed to pay to Auritec 20% of sublicensing royalties or other consideration based on net sales of Licensed Products. Eupraxia USA further agreed to pay Auritec a percentage of Non-Royalty Monetization Revenue (as defined in the Amended and Restated License Agreement), which includes payments received for a sale of Eupraxia USA or sale or sublicense of a Licensed Product, which percentage ranges from 30% to 15% depending on the development stage of the most-advanced Licensed Product, up to a maximum of USD100,000,000.

The following table summarizes the payments made with respect to the Upfront Fee in US dollars (“USD”) and Canadian dollars:

Upfront Fee payable	USD	5,000,000	$6,480,500
Principal repayments		(1,200,000)	(1,604,151)
Monthly interest accrued		303,119	402,210
Monthly interest paid		(303,119)	(402,210)
Foreign exchange		-	59,091

Balance payable at December 31, 2019		3,800,000	4,935,440
Monthly interest accrued		214,225	284,255
Monthly interest paid		(42,750)	(56,687)
Foreign exchange		-	(106,526)

Balance payable December 31, 2020		3,971,475	5,056,482
Monthly interest accrued		22,524	28,515
Monthly interest paid		(193,999)	(245,739)
Principal repayments		(3,800,000)	(4,817,789)
Foreign exchange		-	(21,469)

Balance payable December 31, 2021 and December 31, 2022	USD	-	$-

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

13.	AURITEC LICENSE AGREEMENT (continued)

The following table summarizes the milestone payment schedule. As of December 31, 2022, none of these milestones have been accrued or provided for in the financial stateements.

Milestone Event	Milestone Payment (USD)

Successful Completion of a Phase 2b Study	5,000,000
First OA Regulatory Approval	5,000,000
Second OA Regulatory Approval	5,000,000
Non-OA Indication Regulatory Approval	10,000,000
First calendar year in which aggregate Net Sales by Eupraxia USA, its affiliates and sublicenses exceed USD500,000,000	5,000,000

Maximum amount payable	30,000,000

Eupraxia USA also agreed to pay to Auritec 20% of sublicensing royalties or other consideration based on net sales of Licensed Products. Eupraxia USA further agreed to pay Auritec a percentage of Non-Royalty Monetization Revenue (as defined in the Amended and Restated License Agreement), which includes payments received for a sale of Eupraxia USA or sale or sublicense of a Licensed Product, which percentage ranges from 10% to 30% depending on the development stage of the most-advanced Licensed Product, up to a maximum of USD100,000,000. The following table summarizes the Non-Royalty Monetization Revenue percentage schedule:

Date of Execution	Percentage of Non-Royalty Monetization Revenue

Prior to Successful Completion of a Phase 2b Study	30%
After Successful Completion of a Phase 2b Study but prior to Successful Completion of a Phase 3 Study	20%
After Successful Completion of a Phase 3 Study but prior to Regulatory Approval of a Product in the Eupraxia Field from FDA in the United States	15%
After Regulatory Approval of a Product in the Eupraxia Field from FDA in the United States	10%

14.	DERIVATIVE WARRANT LIABILITY

On July 19, 2019, the directors of the Company approved a new loan structure which offered lenders interest at 8% and warrants to acquire common shares in an amount equal to one warrant for every $10.00 of principal and interest loaned. The warrants would vest immediately and allow the investor to purchase common shares anytime up to 3 years from the date of issue. The exercise price of the warrants was $4.00 per share or if a Qualified Financing has closed any time prior to or including the expiry date then the exercise price is the per share purchase price of equity securities issued and sold in a Qualified Financing.

Existing loans with a total principal of $1,500,000 and accrued interest of $141,733 previously bearing interest at 14% were converted to the new structure on July 13, 2019 and November 19, 2019.

Prior to December 31, 2020, a total of 289,172 warrants were issued in relation to the loans. The fair value of warrants issued were recorded against the principal balance of the related debt at the issuance dates.

On January 4, 2021 and January 8, 2021, a further 310,803 warrants were issued in connection with the loans outlined in Note 11.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

14.	DERIVATIVE WARRANT LIABILITY (continued)

At issuance, the warrants issued as part of the loan financings were a derivative liability given that the warrant exercise price was subject to change if a Qualified Financing occurred. The derivative warrant liability was measured at fair value at each reporting period with any gain or loss resulting from re-measurement recognized in profit or loss. Upon completion of the Company’s initial public offering, the exercise price of these warrants was adjusted to $7.999 and the fair value of warrants (measured on March 9, 2021) was reclassified to equity. The Company recognized $1,182,398 as a change in the fair value of the derivative warrant liability once the exercise price was set. The fair value of the warrants at March 9 was estimated using the Black-Scholes option pricing model and based on the following weighted average assumptions:

At March 9, 2021

Annual volatility(1)	72.50%
Risk free interest rate	0.39%
Warrant life	2.22 years
Share price	$6.90
Exercise price(2)	$6.86
Number of warrants issued	599,975

(1) Estimated annual volatility is based on the historical share prices of comparable public companies.

(2) The initial public offering closed on March 9, 2021 constitutes a Qualified Financing so the exercise price has been modified to $7.999 to reflect the legal terms of equity securities issued and sold in the Qualified Financing.

The fair value of the warrants at dates prior to the Qualified Financing was measured using a Monte Carlo model because there were two different alternative outcomes (the Qualified Financing and the warrants remaining with the same price – see Note 23 – Financial Instruments).

Details related to the warrant liability are as follows:

	December 31, 2022	December 31, 2021 (Restated – Note 2)	January 1, 2021 (Restated – Note 2)

Fair value of warrants issued on July 13, 2019	$ -	$49,421	$19,879
Fair value of warrants issued on July 22, 2019	-	194,386	78,228
Fair value of warrants issued on August 30, 2019	-	50,712	20,348
Fair value of warrants issued on December 16, 2019	-	311,702	115,461
Fair value of warrants issued on January 4, 2021	-	978,034	-
Fair value of warrants issued on January 8, 2021	-	113,615	-
Fair value of warrants reclassified to reserves on March 9, 2021	-	(1,697,870)	-

Total	$ -	$-	$233,916

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

15.	CONVERTIBLE DEBT

On June 21, 2021, the Company entered into a convertible debt agreement (the “Debt Agreement”) with Silicon Valley Bank (“SVB”) and concurrently drew down, in full, the $10,000,000 principal amount under the Debt Agreement.

The Debt Agreement has a term of 36 months (or 48 months at SVB’s election). The Debt Agreement accrues interest at the greater of 2.45% and the Canadian prime rate, requiring monthly interest payments in cash. An additional payment in kind will accrue at a rate of 7% per annum, which will be settled at maturity or on conversion. During the year ended December 31, 2021, the Canadian prime rate was 2.45%. During the year ended December 31, 2022, the Canadian prime rate ranged from 2.45% - 6.45%.

Subject to the terms and conditions of the Debt Agreement, SVB may elect to convert the principal amount of the convertible debt and the accrued and unpaid interest thereon into common shares at a conversion price equal to $5.68 per common share. The conversion price of the accrued and unpaid interest will be subject to the minimum pricing requirements of the TSX, to the extent applicable, at the time of conversion.

The Company will have the right (the “Call Right”) to call the convertible debt by paying to SVB an amount equal to:

i.

125% of the principal amount of the convertible debt (less principal amounts previously repaid), if the Call Right is exercised on or before the 18 month anniversary of the date of the Debt Agreement; and

ii.	150% of the principal amount of the convertible debt (less principal amounts previously repaid), if the Call Right is exercised after the 18 month anniversary of the date of the Debt Agreement,

in either case together with all accrued and unpaid interest on the principal balance of the convertible debt. If the Call Right is exercised by the Company, SVB will retain certain lookback rights in the event the Company subsequently announces its topline data from its Phase 2 clinical study or the Company enters into an agreement to be acquired in the 12 months following the exercise of the Call Right. The Company has agreed to grant SVB a security interest in all of its assets, excluding its patents and other intellectual property, and the testing and product equipment by way of the loan agreement it entered into on September 10, 2021 (Note 11 – Loans Payable) as security for its obligations under the Debt Agreement.

The Company was required, on or prior to June 30, 2022, to raise additional net new capital, as defined in the Debt Agreement, in the aggregate amount of $10,000,000. During to the year ended December 31, 2022, the Company completed a $14.7 million financing which satisfied the net new capital requirement of the Debt Agreement (see Note 16 – Share Capital and Reserves).

As at December 31, 2022, December 31, 2021 and January 1, 2021, the loan balance is comprised of the following:

	December 31, 2022 (Restated – Note 2)	December 31, 2021 (Restated –Note 2)	January 1, 2021

Opening balance	$ 9,518,332	$-	$ -
Principal drawdown	-	10,000,000	-
Interest expense	1,249,006	525,454	-
Interest paid	(396,736)	(110,250)	-
Change in fair value	1,469,558	(896,872)	-
	$ 11,840,160	$9,518,332	$ -

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

15.	CONVERTIBLE DEBT (continued)

On March 10, 2023, SVB failed and its holdings were transferred on March 13 2023 to Silicon Valley Bridge Bank, N.A (“Bridge Bank”) being operated by the US Federal Deposit Insurance Corporation (“FDIC”). The Ontario Superior Court of Justice subsequently granted a winding up order and have appointed a third party to begin an orderly, court-supervised process to restructure the branch to ensure an orderly transition of SVB’s Canadian branch to Bridge Bank. The Company’s Debt Agreement with SVB remains in good standing as at the date of approval of these interim condensed consolidated financial statements and is fully drawn.

16.	SHARE CAPITAL and RESERVES

a)	Authorized

●     An unlimited number of Common shares, with no par value, with one vote per share.

●     An unlimited number of Preferred shares, with no par value (none have been issued to date).

b)	Issued

Capital transactions which took place during the year ended December 31, 2021 are as follows:

i)	On March 9, 2021, the Company closed an Initial Public Offering (the “Offering”) of 5,125,000 units of the Company at a price of $8.00 per unit for gross proceeds of $41,000,000.

Each unit consisted of one common share in the Company and one-half of one common share purchase warrant of the Company (each whole common share purchase warrant, a “Warrant”). Each Warrant is exercisable into one common share of the Company at an exercise price of $11.20 per common share for a period of five years, expiring March 9, 2026, subject to adjustment in certain events. The Warrants include an acceleration provision, exercisable at the Company’s option, if the Company’s daily volume weighted average share price is greater than $22.40 for five consecutive trading days.

As consideration for the services rendered by the Underwriters in connection with the Offering, the Company paid the Underwriters a cash commission of $2,460,000 which is equal to 6% of the gross proceeds raised under the Offering. An additional $215,832 in legal and agents’ expenses were paid to the Underwriters. The Company incurred an additional $491,234 in share issue costs associated with the Offering.

The Company allocated the proceeds of the Units, including the relative allocation of issuance costs, between the common shares ($32,636,554) and the warrants ($5,196,908) on the basis of the closing price of the common shares on the date of issuance.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

16.	SHARE CAPITAL and RESERVES (continued)

b)	Issued (continued)

The Company granted the Agents an over-allotment option (the “Over-Allotment Option”), exercisable in whole or in part, at the sole discretion of the Agents, at any time up to 30 days following the closing of the Offering, to purchase up to an additional number of Units equal to 15% of the Units sold pursuant to the Offering (the “Agents’ Option Units”) at a price of $8.00 per Agents’ Option Unit, additional offered shares at a price of $7.999 per Additional Offered Share or additional warrants at a price of $0.002 per Additional Warrant. On March 23, 2021, the Agents partially exercised the Over-Allotment Option pursuant to which the Company issued 263,774 Warrants to the Agents at a price of $0.002 per Warrant for gross proceeds of $528.

ii)	On March 9, 2021, the Company converted outstanding Convertible Notes into 1,261,387 common shares as outlined in Note 9 – Convertible Notes Payable.

iii)	On March 9, 2021, the Company converted outstanding Special Warrants into 298,798 common shares as outlined in Note 10 – Special Warrants.

iv)

On April 29, 2021, the Company issued 78,456 units comprised of one common share and one-half of one common share purchase warrant to Nordic Bioscience Clinical Development (“NBCD”). This investment was in exchange for a $614,600 (USD500,000) reduction in services fees otherwise payable to NBCD as a contract research organization conducting the Company’s Phase 2 clinical trial. Each warrant is exercisable into one common share of the Company at an exercise price of $11.20 per warrant at any time prior to April 14, 2026, subject to adjustment in certain events. These units were issued at the same price as the Units issued as part of the Offering with $566,214 being recognized as the value of the shares and $48,386 being recognized as the value of the warrants.

v)	On June 8, 2021, the Company converted outstanding loans into 1,298,664 common shares with a share premium of $1,760,136 as outlined in Note 11 – Loans Payable.

Capital transactions which took place during the year ended December 31, 2022, are as follows:

vi)

On April 20, 2022, the Company announced that it had closed an overnight marketed public offering (the “Offering”). Pursuant to the Offering, Eupraxia issued 7,150,550 units at a price of $2.05 per unit and 181,000 warrants at a price of $0.30 per warrant for aggregate gross proceeds of $14,712,928.

Each unit consists of one common share and one common share purchase warrant. Each warrant entitles the holder thereof to acquire one common share at an exercise price of $3.00 per common share for a period of 48 months, expiring on April 20, 2026.

As consideration for the services rendered by the Underwriters in connection with the Offering, the Company paid the Underwriters a cash commission of $1,029,905 which is equal to 7% of the gross proceeds raised under the Offering and granted 500,538 warrants (“Compensation Warrant”), which is equal to 7% of the total units and warrants issued in the Offering. Each Compensation Warrant entitles the holder thereof to acquire one common share at an exercise price of $2.05 per common share for a period of 48 months, expiring on April 20, 2026. An additional $89,600 in legal and agents’ expenses were also paid to the Underwriters. The Company incurred an additional $295,575 in share issuance costs associated with the Offering.

The Company allocated the proceeds of the Units, including the relative allocation of issuance costs, between the common shares ($10,503,420) and the warrants ($2,794,428) on the basis of the closing price of the common shares on the date of issuance.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

16.	SHARE CAPITAL and RESERVES (continued)

b)	Issued (continued)

vii)

During the year ended December 31, 2022, 200,000 common shares (year ended December 31, 2021 – nil common shares) were issued on the exercise of warrants for gross proceeds of $410,000. The weighted average share price during the period in which these warrants were exercised was $4.18. On exercise, $60,000 was transferred from reserves to share capital.

c)	Options

Under the Amended Stock Option Plan (the “Amended Plan”), approved by the Board of Directors on October 27, 2021 and ratified by Shareholders on December 3, 2021, the Board of Directors may grant stock options to directors, officers, employees and consultants of the Company up to an aggregate of 18.5% of the Company’s then issued and outstanding common shares.

Options granted under the Amended Plan have lives of up to ten years from the date of grant. The vesting schedule of all granted options is determined at the discretion of the Board. Unless otherwise determined by the Board, in its sole discretion, all grants of options will vest over a three-year period, with the first twenty-five percent (25%) of the Options vesting on the date of grant, and the remaining options vesting over the following thirty-six-month period in three equal instalments on an annual basis.

The following table summarizes the Company’s option transactions:

	Number of options	Weighted average exercise price

Outstanding, January 1, 2021	733,500	$8.00
Granted	1,400,750	7.74

Outstanding December 31, 2021	2,134,250	7.83
Granted	1,172,200	3.16

Outstanding December 31, 2022	3,306,450	$6.18

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

16.	SHARE CAPITAL and RESERVES (continued)

c.	Options (continued)

As at December 31, 2022, the following options were outstanding:

Grant date	Options outstanding	Options exercisable	Exercise price	Expiry date	Remaining contractual life (years)

Sep 27, 2015	118,750	118,750	$8.00(3)	Mar 31, 2025	2.25
Sep 27, 2015	67,500	67,500	$8.00(3)	Mar 31, 2025	2.25
Nov 2, 2015	62,500	62,500	$8.00(3)	Nov 2, 2025	2.84
Nov 2, 2015	32,500	32,500	$8.00(3)	Nov 2, 2025	2.84
Mar 5, 2018	198,750	198,750	$8.00(3)	Mar 5, 2028	5.18
Mar 5, 2018	253,500	253,500	$8.00(3)	Mar 5, 2028	5.18
Mar 9, 2021	756,950	378,475(1)	$8.00	Mar 9, 2031	8.19
Mar 9, 2021	326,800	326,800(2)	$8.00	Mar 9, 2031	8.19
May 3, 2021	257,000	128,500(1)(4)	$8.00	May 3, 2031	8.34
Dec 9, 2021	60,000	55,000(5)(6)	$2.02	Dec 9, 2031	8.95
Mar 31, 2022	413,500	103,375(7)	$1.90	Mar 31, 2032	9.25
Dec 9, 2022	758,700	247,592(8)(9)(10)	$3.85	Dec 9, 2032	9.95
	3,306,450	1,973,242	$6.18		7.85

(1)

Options granted to employees and board members of the Company vesting as follows: 25% vest immediately, 25% vest on the first anniversary of the grant date, 25% vest on the second anniversary of the grant date, and 25% vest on the third anniversary of the grant date.

(2)	Options granted to employees and board members of the Company vesting 100% as of the grant date.
(3)	On March 9, 2021 the exercise price of these options was modified from $10.00 per share to $8.00 per share.
(4)	These options were granted to the Company’s CFO on May 3, 2021 but were not approved until the Company’s AGM on December 3, 2021.
(5)	50,000 options granted to board members of the Company vesting 100% as of the grant date.
(6)

10,000 options granted vesting as follows: 25% vest immediately, 25% vest on the first anniversary of the grant date, 25% vest on the second anniversary of the grant date, and 25% vest on the third anniversary of the grant date.

(7)

Options granted to employees of the Company vesting as follows: 25% vest immediately, 25% vest on the first anniversary of the grant date, 25% vest on the second anniversary of the grant date, and 25% vest on the third anniversary of the grant date.

(8)

663,700 options granted to employees of the Company vesting as follows: 25% vest immediately, 25% vest on the first anniversary of the grant date, 25% vest on the second anniversary of the grant date, and 25% vest on the third anniversary of the grant date.

(9)	75,000 options granted to board members of the Company vesting 100% as of the grant date.
(10)	20,000 options granted vesting as follows: 33% vest immediately, 33% vest on the first anniversary of the grant date, and 33% vest on the second anniversary of the grant date.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

16.	SHARE CAPITAL and RESEVES (continued)

c)	Options (continued)

The share-based compensation expense was determined based on the fair value of options at the date of measurement and those modified on March 9, 2021, using the Black-Scholes option pricing model with the following weighted-average assumptions.

Options granted during the year ended	December 31, 2022	December 31, 2021	December 31, 2018	December 31, 2015

Expected dividend yield	0.00%	0.00%	0.00%	0.00%
Expected forfeiture rate	0.00%	0.00%	0.00%	0.00%
Weighted average annual volatility	78.66%	72.50%	71.35%	78.90%
Weighted average risk-free interest rate	2.80%	1.02%	0.97%	0.66%
Weighted average expected option life	5.70 years	5.50 years	7.01 years	4.61 years
Weighted average share price	$3.16	$5,79	$8.00	$8.00
Weighted average exercise price	$3.16	$7.74	$8.00	$8.00
Weighted average fair value of options granted	$2.17	$3.30	$5.33	$4.87

The total cost of the option modification which occurred on March 9, 2021 was $174,352 which has been included in share-based payments expense for the year ended December 31, 2021. The cost was determined based on the incremental fair value of the options using the Black-Scholes option pricing model with the following weighted-average assumptions. Share-based payments of $3,608,583 which was based on the fair value of the options prior to the modification was expensed in previous periods. Share-based payments for the year ended December 31, 2022 was $1,887,778 (2021 - $3,427,125).

d)	Warrants

The following table summarizes the Company’s warrant transactions:

	Number of warrants	Weighted average exercise price

Outstanding January 1, 2021	985,593	$1.63
Issued	3,176,305	10.67

Outstanding December 31, 2021	4,161,898	8.81
Issued	7,832,088	2.94
Expired	(289,172)	(8.00)
Exercised	(200,000)	(2.05)

Outstanding December 31, 2022	11,504,814	$4.95

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

16.	SHARE CAPITAL and RESERVES (continued)

d)	Warrants (continued)

The warrants that were issued as part of the April 20, 2022 financing were valued based on the residual method which is the difference between the price of the units ($2.05) and the closing share price of the Company’s stock on the date of the financing ($1.65). In this case, the value of the warrants was $0.40 per warrant.

The total value of the warrants was $2,794,428) (net of financing costs of $344,059).

As at December 31, 2022, the following warrants were outstanding:

Expiry date	Exercise price	Remaining contractual life (years)	Warrants outstanding and exercisable

120 days after holder to be a Director/ Officer or consultant	$ 0.7572	N/A	243,421
120 days after former spouse ceases to be a Director/ Officer or consultant	0.7572	N/A	137,500
120 days after holder ceases to be a Director/ Officer or consultant	0.4984	N/A	315,500
January 4, 2024	5.5993	1.01	239,080
January 4, 2024	7.1991	1.01	39,846
January 8, 2024	5.5993	1.02	31,877
March 9, 2026	11.20	3.19	2,826,274
April 20, 2026	3.00	3.30	7,331,550
April 20, 2026	2.05	3.30	300,538
April 29, 2026	11.20	3.33	39,228

	$ 4.95	3.01	11,504,814

e)	Class B Non-Voting shares

On January 31, 2021, the Company entered into a contribution agreement with the Chief Scientific Officer of the Company, and certain of the Company’s subsidiaries (the “Contribution Agreement”). Pursuant to the Contribution Agreement, the Company acquired AMDM Holdings Inc., a corporation wholly-owned by the Chief Scientific Officer, which held 5% of the equity interest in the Company’s subsidiary, Eupraxia USA. In exchange, the Company issued to the Chief Scientific Officer 225 non-voting Class B shares (the “Class B Shares”) in Eupraxia Pharma Inc., representing 5% of the outstanding securities of Eupraxia Pharma. The Company holds the remaining 95% of such securities, which consists of 4,275 voting Class A shares.

Each Class B Share is exchangeable into common shares of the Company based on an exchange rate of 2,500 common shares for each Class B Share, subject to adjustments upon the occurrence of certain events, for a total of 562,500 common shares of the Company. The Class B Shares are exchangeable by the Chief Scientific Officer at her election, provided that the Company may force the exchange of the Class B Shares into common shares at any time on or after January 31, 2026. The Company may also force the exchange of the Class B Shares into common shares if there is a change of control transaction involving the Company, a change in law which makes the exchange necessary or desirable or if there are a de minimis number of Class B Shares outstanding. The Company may elect to pay the Chief Scientific Officer cash in lieu of issuing common shares, with such cash amount to be determined based on the then current market price of the common shares of the Company.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

17.	GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses are comprised of the following:

	December 31, 2022	December 31, 2021(1) (Restated – Note 2)

Office expenses	$390,551	$ 355,722
Insurance	464,142	361,295
Travel	156,596	7,267
Professional fees	349,155	1,262,108
Public company costs	278,780	478,014
Salaries and benefits (Notes 19 and 20)	2,148,404	2,311,945
Total expenses during the year	$3,787,628	$ 4,776,351

(1)

The consolidated financial statements have been reclassified from consolidated financial statements previously presented to conform to the presentation of the current period’s consolidated financial statements. General and administrative expenses now include: professional fees, public company costs and salaries and benefits, which previously had been shown as separate line items on the consolidated statement of operations and comprehensive loss in addition, to office expenses, insurance and travel, which were included in general and administrative expenses of $724,284 year ended December 31, 2021.

18.	RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses are comprised of the following:

Direct research and development	December 31, 2022	December 31, 2021 (Restated – Note 2)

Preclinical	$ 1,400,020	$ 650,034
Clinical	9,481,066	5,906,888
Manufacturing & analytical	2,839,071	803,187
Regulatory	774,591	221,022
Consulting	-	13,967
	14,494,748	7,595,098

Pipeline Development	266,787	7,628

Other research and development	380,055	363,778

Salaries and benefits	2,482,251	2,205,712

Government grants (Note 19)	(372,204)	(266,786)

SR&ED and other R&D tax incentives	(48,618)	(298,564)

SR&ED adjustment prior years	-	(12,275)

Total expenses during the year	$ 17,203,019	$ 9,594,591

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

19.	GOVERNMENT GRANTS AND ASSISTANCE

National Research Council – Industrial Research Assistance Program (“NRC-IRAP”)

On April 1, 2020, the Company entered into an agreement with NRC-IRAP for funding support from the Innovation Assistance Program (“IAP”) commencing April 1, 2020 and ending June 24, 2020. On June 25, 2020, the Company entered into a subsequent agreement with NRC-IRAP for funding support from the IAP commencing June 25, 2020 and ending December 19, 2020. On March 12, 2021, the Company entered into a third agreement for funding support from the IAP commencing December 20, 2020 and ending March 13, 2021. Under the agreements, NRC-IRAP provided a payroll subsidy to assist innovative, early-stage, small and medium sized enterprises that are unable to access existing COVID-19 business support. During the year ended December 31, 2021, the Company claimed $65,030 pertaining to this agreement. No amounts were claimed during the year ended December 31, 2022 pertaining to this agreement.

On April 15, 2021, the Company entered into an agreement with NRC-IRAP for funding support from the Youth Internship Program commencing April 15, 2021 and ending on December 31, 2021. Under the agreement, the NRC agreed to contribute up to a maximum of $36,000 for internal graduate salary costs. During the year ended December 31, 2021, the Company claimed $36,000 pertaining to this. No amounts were claimed during the year ended December 31, 2022 pertaining to this agreement.

On October 1, 2021, the Company entered into an agreement with NRC-IRAP for funding support of specified research and development activities during a project phase, commencing on September 1, 2021 and ending on December 15, 2023. Under the agreement, NRC-IRAP would reimburse up to 80% of supported salary costs, and 50% of supported contractor fees to a maximum of $700,000. During the year ended December 31, 2022, the Company claimed $357,816 pertaining to this agreement (2021 - $177,278).

At December 31, 2022 there was $18,816 (December 31, 2021 - $102,952; January 1, 2021 – $179,750) of government grants recorded in amounts receivable (Note 5 – Amounts Receivable) and collected subsequent to year end.

The following table summarizes the government grants and assistance the Company received or accrued during the years ended December 31, 2022 and 2021:

	2022	2021

NRC-IRAP	$ 357,816	$ 278,308
Biotalent Canada	14,388	15,574

Total	$ 372,204	$ 293,882

Government assistance of $372,204 (2021 - $266,786) relating to research and development activities has been offset against research and development expense, and $nil (2021 - $27,096) relating to general and administrative costs has been offset against salaries and benefits expense.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

20.	RELATED PARTIES

Due to/from Related Parties

Related parties include directors, officers and companies controlled by Key Management Personnel (which includes directors and senior management comprising the CEO, CBO, CFO, and CSO). Key management personnel are those who have the authority and responsibility for planning, directing and controlling the activities of the Company, either directly or indirectly.

As at December 31, 2022, $547,720 (2021 - $512,693) is due to Key Management Personnel (as defined above) representing accrued salaries and bonuses and the reimbursement of expenses.

On June 2, 2021, $318,533 representing loan principal and interest, was repaid to a Director of the Company as outlined in Note 11. No amounts were repaid during the year ended December 31, 2022.

On June 8, 2021, $244,110 representing loan principal and interest, was converted into 52,945 common shares of the Company and $250,226 representing loan principal and interest, was converted into 54,271 common shares of the Company as outlined in Note 11. Both loans were from Directors of the Company. No amounts were converted during the year ended December 31, 2022.

On March 9, 2021, $882,575 of convertible notes held by the Director representing principal and interest as outlined in Note 9 - Convertible Notes Payable were converted into 122,595 common shares. No amounts were converted during the year ended December 31, 2022.

Compensation for Key Management Personnel

The aggregate value of compensation for Key Management Personnel was as follows:

Compensation, during the year ended	December 31, 2022 (Restated – Note 2)	December 31, 2021 (Restated – Note 2)

Salaries and benefits	$ 1,768,533	$ 2,185,490
Share-based payments	1,401,714	2,980,142

Total	$ 3,170,247	$ 5,165,632

Included in salaries and benefits during the year ended December 31, 2022 was a performance bonus of $417,200 which was subsequently paid in early 2023 (for the year ended December 31, 2021 included in salaries and benefits was a performance bonus of $404,167 which was paid out in early 2022 and $696,282 related to a retroactive salary adjustment and deferred compensation bonus to senior management which was paid out during fiscal 2021).

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

21.	INCOME TAXES

Income tax recovery varies from the amount that would be computed from applying the combined federal and provincial income tax rates of 27% (2021 – 27%) to loss before taxes as follows:

Year ended December 31,	2022	2021

Loss before taxes	$(24,974,688)	$(24,337,889)
Statutory Canadian corporate tax rate	27%	27%

Anticipated tax recovery	(6,743,200)	(6,571,200)
Difference resulting from:
Items not deductible for tax purposes and other	221,800	1,847,100
Share issue costs	(423,600)	(855,100)
Change in unrecognized deferred tax assets	6,945,000	5,527,800
Change in estimate	-	51,400

Income tax expense	$-	$-

The deferred tax assets have not been recognized in these consolidated financial statements, as management does not consider it probable that those assets will be realized in the carry forward period.

The composition of the Company’s deferred tax assets not recognized are as follows:

	December 31, 2022 (Restated – Note 2)	December 31, 2021 (Restated – Note 2)	January 1, 2021 (Restated – Note 2)

Deferred tax assets in relation to:
Convertible debt	$488,000	$ (137,000)	$(130,000)
Equipment and license	2,242,000	2,329,000	1,079,000
Investment tax credits (“ITCs”)	1,080,000	547,000	(190,000)
Lease obligation	11,000	14,000	1,000
Non-capital loss carry forwards	17,305,000	12,227,000	9,547,000
Share and debt issue costs	941,000	762,000	12,000
SR&ED pool	1,155,000	391,000	-
Deferred tax assets not recognized	$23,222,000	$ 16,133,000	$10,319,000

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

21.	INCOME TAXES (continued)

The Company and its foreign subsidiaries have available non-capital losses for Canadian, Australian and US income tax purposes which may be carried forward to reduce taxable income in future years. If not utilized, the non-capital losses in each jurisdiction will expire as follows:

Expiry date	Non-capital losses– Canada	Non-capital losses – US	Non-capital losses – Australia

2031	$372,000	$-	$-
2032	761,000	408,000	-
2033	3,282,000	1,409,000	-
2034	3,883,000	203,000	-
2035	3,262,000	203,000	-
2036	5,023,000	203,000	-
2037	9,648,000	203,000	-
2038	5,219,000	-	-
2039	2,204,000	-	-
2040	191,000	-	-
2041	8,471,000	-	-
2042	17,890,000	-	-
Unlimited	-	1,505,000	22,000

	$60,206,000	$4,134,000	$22,000

The Company also has approximately $4,279,000 of SR&ED expenditures that may be carried forward indefinitely to be deducted against future Canadian taxable income. It also has federal investment tax credits of approximately $993,000 available to offset future Canadian federal income taxes payable as well as provincial investment tax credits of approximately $389,000. The federal tax credits are available to be carried forward 20 years (expiring in 2036 to 2042) to offset future Canadian federal income taxes payable and the provincial tax credits are available to be carried forward 10 years (expiring in 2026 to 2032) to offset future BC income taxes payable. The benefit of the investment tax credits has not been recognized as their realization is not reasonably assured.

22.	COMMITMENTS

The Company may be required to make milestone, royalty, and other research and development funding payments under research and development agreements with third parties (see Note 13 – Auritec Licence Agreement). These payments are contingent upon the achievement of specific development, regulatory and/or commercial milestones. The Company has not accrued for these payments as at December 31, 2022 due to the uncertainty over whether these milestones will be achieved.

Eupraxia has entered into a number of service contracts with its vendors. Some of those contacts have cancellation clauses which state Eupraxia would pay a cancellation fee of between 50% and 100% of the next service milestone if it terminates the contract. As of December 31, 2022, there have been no cancellation of contracts that would trigger a cancellation fee.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

23.	FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash and cash equivalents, short term investments, accounts payable and accrued liabilities, loans payable and convertible debt.

There were no changes to the Company’s risk exposures or management of risks during the year ended December 31, 2022. The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company believes it has no significant credit risk, as its cash and cash equivalents and short-term investments, being its primary exposure to credit risk, is with a large Canadian bank. The Company’s maximum exposure to credit risk is the carrying value of these financial assets.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at December 31, 2022, the Company had cash and cash equivalents of $24,735,934 (December 31, 2021 - $20,892,069; January 1, 2021 - $150,126) in addition to short term investments of $nil (December 31, 2021 - $9,008,855; January 1, 2021 - $nil) and current liabilities of $4,142,280 (December 31, 2021 - $2,267,788; January 1, 2021 – $21,786,568). Management is currently working on certain strategic alternatives including, but not limited to, financing arrangements. There is no assurance, however, that any or all of these alternatives will materialize or that additional funding will be available, if and when needed.

Contractual Obligations	Total	Less than 1 year	1 - 3 years

Convertible Debt (Note 15)(1)	$11,179,188	$-	$11,179,188
Accounts Payable and Accrued Interest (Note 8)(2)	2,755,444	2,755,444	-
Loans Payable (Note 11)	192,497	107,564	84,933
Lease Liability (Note 12)	168,084	87,696	80,388
Total Contractual Obligations	$14,295,213	$2,950,704	$11,344,509

(1)	Included principal of $10,000,000 and paid in kind interest of $1,179,188.
(2)	Included amounts owing to vendors as well as accrued interest.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk comprises three types of risk: currency risk, interest rate risk and other price risk.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

23.	FINANCIAL INSTRUMENTS (continued)

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate cash flow risk; and to the extent that the prevailing market interest rates differ from the interest rate on the Company’s monetary assets and liabilities, the Company is exposed to interest rate price risk. At December 31, 2022, the Company maintains a convertible debt totaling $10,000,000 as well as having a loan of USD235,000 of which a principal balance of $192,496 (USD142,127) remains as at December 31, 2022.

The convertible debt accrues interest at the greater of 2.45% and the Canadian prime rate, requiring monthly interest payments. An additional payment in kind accrues at a rate of 7% per annum, which will be settled at maturity or on conversion. The loan used to purchase equipment during the year ended December 31, 2021 accrues interest at a fixed rate of 5.84%.

As at December 31, 2022, management has determined the effect on the future results of operations due to a change in the current Canadian prime rate. An impact of a 1% change in the Canadian prime rate would impact the amount of interest to be paid over the remaining term of the convertible debt by approximately $173,500.

Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to currency risk due to its frequency of transactions in US dollars. The Company does not use derivatives to hedge against this risk however, it has purchased US dollars to cover the majority of anticipated costs of the Company’s Phase 2 clinical trial. At December 31, 2022, the Company held cash of USD1,159,926 (December 31, 2021 – USD5,179,699; January 1, 2021 – USD473) had accounts payable of USD1,814,067 (December 31, 2021 – USD623,478; January 1, 2021 – USD839,212) and a loan payable of USD142,127 (December 31, 2021 – USD216,994; January 1, 2021 – USD nil) which were translated to Canadian dollars at 1.3544 (December 31, 2021 – 1.2678; January 1, 2021 – 1,2732). The impact of a 10% change in the exchange rates would have an impact of approximately $107,800 (December 31, 2021 – $550,100; January 1, 2021 – 614,400) on profit or loss. The Company also has cash in Australian dollars and accounts payable in Australian dollars and Euros. The impact of a 10% change in the exchanges of these currencies would have an immaterial effect on future cash flows.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

23.	FINANCIAL INSTRUMENTS (continued)

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than those arising from interest rate risk and foreign currency risk), whether those changes are caused by factors specific to the individual financial instrument or its issuer or by factors affecting all similar financial instruments traded in the market. The Company is not exposed to significant price risk with respect to commodity or equity prices.

Fair Value Measurement

The Company categorizes its financial instruments measured at fair value into one of three different levels depending on the observation of inputs used in the measurement.

Level 1: Fair value is based on unadjusted quoted prices for identical assets or liabilities in active markets

Level 2: Fair value is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly

Level 3: Fair value is based on valuation techniques that require one or more significant unobservable inputs

The Company’s financial instruments consist of cash and cash equivalents, short term investments, accounts payable and accrued liabilities, loans payable and convertible debt. With the exception of convertible debt, the carrying value of the Company’s financial instruments approximate their fair values due to their short-term maturities.

The following table summarizes information regarding the classification and carrying values of the Company’s financial instruments measured at amortized cost:

Financial assets/liabilities	December 31, 2022	December 31, 2021	January 1, 2021

Cash and cash equivalents	$24,735,934	$20,892,069	$150,126
Short term investments	$-	$9,008,855	$-
Accounts payable and accrued liabilities	$3,966,449	$2,112,989	$3,366,683
Payable to Auritec Pharmaceuticals Inc.	$-	$-	$5,056,482
Loans payable	$192,497	$275,105	$3,924,698

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

23.	FINANCIAL INSTRUMENTS (continued)

The following table summarizes information regarding the changes in fair value of liabilities measured at fair value, categorized as Level 3:

	Convertible Notes Payable	Special Warrants	Derivative Warrant Liability	Convertible Debt

Balance as at January 1, 2021	$7,873,577	$1,512,599	$233,916	$ -
Amounts issued or drawn	100,000	-	281,558	10,000,000
Interest expense	136,253	-	-	525,454
Interest paid	-	-	-	(110,250)
Change in fair value	1,980,005	877,486	1,182,396	(896,872)
Conversion to common shares	(10,089,835)	(2,390,085)	-	-
Reclassified to reserves	-	-	(1,697,870)	-

Balance as at December 31, 2021	$-	$-	$-	$9,518,332

Interest expense	-	-	-	1,249,006
Interest paid	-	-	-	(396,736)
Change in fair value	-	-	-	1,469,558

Balance as at December 31, 2022	$-	$-	$-	$ 11,840,160

For the convertible notes payable, special warrants and derivative warrant liability, the key inputs that affected the valuation were: the probability and timing of a Qualified Financing occurring; the Company’s credit spread on a similar instrument; and, for the period prior to the IPO, the share price and share price volatility.

For the convertible debt, the key inputs that affect the ongoing valuation are: the discount price, the share price and the share price volatility.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

24.	CAPITAL DISCLOSURES

The Company’s principal source of capital is from the issuance of common shares, although other initiatives such as warrants, convertible notes, special warrants and debt have been utilized. The Company’s capital management objective is to obtain sufficient capital to develop scientific programs that can be added to the product portfolio using the Company’s novel drug delivery platform. To meet these objectives, management monitors the Company’s ongoing capital requirements whilst examining each scientific program for its ability to meet patient’s medical needs, address a large market and novel drug kinetics. The capital structure of the Company consists of shareholders equity attributable to common shareholders, which includes share capital, reserves, and deficit totalling $11,230,622 (December 31, 2021 - $19,951,843; January 1, 2021 – ($20,311,666)).

Management reviews the capital structure on a regular basis to ensure that the above objectives are met. There have been no changes to the Company’s approach to capital management during the year ended December 31, 2022. The Company is not subject to externally imposed capital requirements.

25.	INTEREST EXPENSE

Interest expense is comprised of the following:

	Year ended December 31, 2022 (Restated – Note 2)	Year ended December 31, 2021 (Restated – Note 2)

Interest on convertible notes payable (Note 9)	$-	$136,253
Interest and accretion on loans payable (Note 11)	-	475,974
Interest on convertible debt (Note 15)	1,249,006	525,454
Interest on lease liabilities (Note 12)	27,813	35,167
Interest on amount payable to Auritec Pharmaceuticals Inc. (Note 13)	-	28,515
Other interest and accretion	31,686	29,255

Total	$1,308,505	$1,230,618

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

26.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

The Company paid interest of $428,422 during the year ended December 31, 2022 (2021 - $578,485).

The Company received interest of $517,454 during the year ended December 31, 2022 (2021 - $50,868).

The Company had the following significant non-cash transactions for the year ended December 31, 2022:

●	500,538 warrants (valued at $153,962) were issued as part of the financing on April 20, 2022 to the Underwriters (see Note 16(b)(vi).

The Company had the following significant non-cash transactions for the year ended December 31, 2021:

●	1,261,387 common shares were issued at $7.999 per share on the conversion of convertible notes on March 9, 2021, valued at $10,089,835.
●	298,798 common shares were issued at $7.999 per share on the conversion of special warrants on March 9, 2021, valued at $2,390,085.
●	Warrants with a fair value of $1,697,870 as at March 9, 2021 were reclassified from a financial liability to equity as outlined in Note 12.
●	78,456 units consisting of one common share and one half of one common share purchase warrant were issued on April 29, 2021 in exchange for $614,600 (USD500,000) in services from a vendor.
●	1,298,664 common shares were issued at $4.61 per share on the conversion of a total of $5,987,642 of loan principal and interest on June 8, 2021.

A detailed breakdown of cash and cash equivalents is as follows:

	December 31, 2022	December 31, 2021	January 1, 2021

Cash	$14,669,359	$15,886,213	$150,126
Cash equivalents	10,066,575	5,005,856	-
Total	$24,735,934	$20,892,069	$150,126

27.	SUBSEQUENT EVENTS

The following transactions occurred subsequent to December 31, 2022:

●

On March 10, 2023, SVB failed and its holdings were transferred on March 13 2023 to Silicon Valley Bridge Bank, N.A (“Bridge Bank”) being operated by the US Federal Deposit Insurance Corporation (“FDIC”). On March 15, 2023, the Office of the Superintendent of Financial Institutions (“OSFI”) announced that it had seized permanent control of SVB’s Canadian business (which includes the Company’s current Debt Agreement) which it had previously seized temporarily on March 12, 2023. The Ontario Superior Court of Justice granted a winding up order and have appointed a third party to begin an orderly, court-supervised process to restructure the branch to ensure an orderly transition of SVB’s Canadian branch to Bridge Bank. The Company’s Debt Agreement with SVB remains in good standing as at the date of approval of these consolidated financial statements.

EUPRAXIA PHARMACEUTICALS INC.

NOTES TO THE AMENDED AND RESTATED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 and 2021

(Expressed in Canadian Dollars)

27.	SUBSEQUENT EVENTS (continued)

●

2,385,484 common shares were issued on the exercise of warrants for gross proceeds of $6,918,492. The weighted average share price during the period in which these warrants were exercised was $7.15. On exercise, $974,193 was transferred from reserves to share capital.

●

On August 18, 2023, the Company closed a non-brokered private placement (the “Private Placement”). Pursuant to the Private Placement, the Company issued 3,183,875 common shares at a price of $7.00 per common share for aggregate gross proceeds of $22,287,125. The Company incurred cash costs of issuing shares of $757,691. In addition, the Company issued 99,061 common shares as finder’s fees which were valued at $693,427.